Exhibit 2

Execution Version

STOCK PURCHASE AGREEMENT

among

Boise Paper Holdings, L.L.C.,

the Sellers party hereto,

Tricor (Tharco) Equity Holdings, Inc., as the Seller Representative,

and

Tharco Packaging, Inc.

February 21, 2011

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1

1.01	Delivery of Estimates; Calculation of Common Purchase Price	1
1.02	Purchase and Sale of Shares	2
1.03	The Closing; Payment for Shares, Indebtedness and Company Transaction Expenses	3
1.04	Final Net Working Capital, Indebtedness Payoff Amount and Cash on Hand Calculations	4

ARTICLE II REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARIES		7

2.01	Organization and Corporate Power	7
2.02	Subsidiaries	7
2.03	Authorization; Valid and Binding Agreement; No Breach	8
2.04	Capitalization	8
2.05	Financial Statements	9
2.06	Absence of Certain Developments	10
2.07	Title to Properties; Tangible Assets	10
2.08	Real Property	10
2.09	Tax Matters	11
2.10	Contracts and Commitments	14
2.11	Intellectual Property	16
2.12	Litigation	17
2.13	Employee Benefit Plans	17
2.14	Insurance	19
2.15	Compliance with Laws	19
2.16	Environmental Matters	19
2.17	Related Party Transactions	20
2.18	Employees	20
2.19	Brokerage	20
2.20	Governmental Licenses and Permits	20
2.21	Undisclosed Liabilities	21
2.22	Officers and Directors; Bank Accounts; Powers of Attorney	21
2.23	[INTENTIONALLY OMITTED]	21
2.24	Inventory	21
2.25	Notes and Accounts Receivable	21
2.26	Product Liability	22
2.27	Customers and Suppliers	22
2.28	Internal Controls	22
2.29	Absence of Certain Business Practices	22
2.30	No Other Representations or Warranties	22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EACH SELLER		23

3.01	Organization of Certain Sellers	23
3.02	Authority; Execution and Delivery; Valid and Binding Agreement	23
3.03	No Breach; Consents	23
3.04	[INTENTIONALLY OMITTED]	23
3.05	Brokerage	23
3.06	[INTENTIONALLY OMITTED]	23
3.07	Ownership of Shares	24
3.08	No Other Representations or Warranties	24

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		24

4.01	Organization and Authority	24
4.02	Authorization; Valid and Binding Agreement	24
4.03	No Breach; Consents	24
4.04	Litigation	25
4.05	Brokerage	25
4.06	Investment Representation	25
4.07	Financing	25
4.08	Knowledge of Misrepresentations or Omissions	25
4.09	Solvency	25
4.10	No Other Representations or Warranties	25

ARTICLE V PRE-CLOSING COVENANTS		26

5.01	Conduct of the Business	26
5.02	Access to Books and Records	27
5.03	[INTENTIONALLY OMITTED]	28
5.04	[INTENTIONALLY OMITTED]	28
5.05	Exclusivity	28
5.06	Tax Matters	28
5.07	Conditions	28

ARTICLE VI COVENANTS OF BUYER		29

6.01	Access to Books and Records	29
6.02	Director and Officer Liability and Indemnification	29
6.03	Conditions	30
6.04	Contact with Customers, Suppliers, Etc.	30
6.05	Employee Benefits	30
6.06	Confidentiality	31
6.07	WARN Act Notice	31
6.08	Letters of Credit	31

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		31

7.01	Acknowledgment by Buyer	31
7.02	Tax Matters	32
7.03	Further Assurances	36
7.04	Litigation Support	36
7.05	Transition	37
7.06	Confidentiality	37
7.07	Regulatory Compliance	38
7.08	Other Matters	38

ARTICLE VIII CONDITIONS TO CLOSING		39

8.01	Conditions to Buyer’s Obligations	39
8.02	Conditions to Sellers’ and the Company’s Obligations	41

ARTICLE IX TERMINATION		42

9.01	Termination	42
9.02	Effect of Termination	42

ARTICLE X INDEMNIFICATION		43

10.01	Survival Period	43

ii

10.02	Indemnification by the Sellers for the Benefit of Buyer	43
10.03	Mitigation; Related Matters	46
10.04	Indemnification by Buyer for the Benefit of Sellers	47
10.05	Manner of Payment	47
10.06	Defense of Third Party Claims	47
10.07	Determination of Loss Amount	48
10.08	Expiration of Indemnification	48
10.09	Limitation on Recourse	49
10.10	Tax Matters	49
10.11	Certain Post-Closing Items	49

ARTICLE XI SELLER REPRESENTATIVE		49

11.01	Designation; Authorization	49
11.02	Authority; Indemnification	50
11.03	Exculpation	50

ARTICLE XII DEFINITIONS		51

12.01	Definitions	51
12.02	Cross-Reference of Other Definitions	59

ARTICLE XIII MISCELLANEOUS		60

13.01	Press Releases and Communications	60
13.02	Expenses	60
13.03	Company Knowledge	60
13.04	Notices	61
13.05	Assignment	62
13.06	Severability	62
13.07	References	62
13.08	No Strict Construction	62
13.09	Amendment and Waiver	62
13.10	Complete Agreement	62
13.11	Counterparts	62
13.12	Waiver of Jury Trial	63
13.13	Disclosure Schedule	63
13.14	Specific Performance	64
13.15	Governing Law; Jurisdiction	64
13.16	Understanding Among Sellers	64
13.17	Legal Representation; Related Matters	64
13.18	Prevailing Party	65

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 21, 2011, by and among Boise Paper Holdings, L.L.C., a Delaware limited liability company (“Buyer”), Tharco Packaging, Inc., a Delaware corporation (the “Company”), the Persons listed on the signature pages hereto under the heading “Sellers” (collectively referred to herein as the “Sellers” and each individually as a “Seller”) and Tricor (Tharco) Equity Holdings, Inc., in its capacity as the Seller Representative (the “Seller Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII.

WHEREAS, as of the date hereof, the Sellers collectively own all of the issued and outstanding shares of capital stock of the Company, which as of the date hereof consists of 997,000 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), 10,042 shares of the Company’s Class A Preferred Stock, par value $0.001 per share (“Class A Preferred Stock”), 35,154 shares of the Company’s Class B Preferred Stock, par value $0.001 per share (“Class B Preferred Stock”), and 25,116 shares of the Company’s Class C Preferred Stock, par value $0.001 per share (“Class C Preferred Stock”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares which are issued and outstanding as of immediately prior to the Closing.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Delivery of Estimates; Calculation of Common Purchase Price.

(a) At least two days prior to the Closing, the Company shall deliver to Buyer a statement (the “Closing Payment Estimate”), which Closing Payment Estimate shall be subject to the review and approval of the Seller Representative, setting forth (i) the Company’s good faith estimate of the Cash On Hand (such estimate is referred to as the “Estimated Cash on Hand”), (ii) the Company’s good faith estimate of the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”), (iii) the Class A Preferred Per Share Price, the Aggregate Class A Preferred Purchase Price and the portion of the Aggregate Class A Preferred Purchase Price to be delivered to each holder of Class A Preferred Stock, (iv) the Class B Preferred Per Share Price, the Aggregate Class B Preferred Purchase Price and the portion of the Aggregate Class B Preferred Purchase Price to be delivered to each holder of Class B Preferred Stock, (v) the Class C Preferred Per Share Price, the Aggregate Class C Preferred Purchase Price and the portion of the Aggregate Class C Preferred Purchase Price to be delivered to each holder of Class C Preferred Stock, (vi) the Company’s good faith estimate of the Indebtedness Payoff Amount (such estimate is referred to as the “Estimated Indebtedness Payoff Amount”) and (vii) the aggregate amount of Company Transaction Expenses to the extent unpaid as of the Closing Date.

(b) For purposes hereof, the “Common Purchase Price” means an amount equal to (A) $200,000,000, plus (B) the Estimated Cash on Hand, minus (C) the Estimated Indebtedness Payoff Amount, plus (D) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (E) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (F) the Aggregate Class A Preferred Purchase Price, minus (G) the Aggregate Class B Preferred Purchase Price, minus (H) the Aggregate Class C Preferred Purchase Price, minus (I) without duplication, the aggregate amount, if any, of Company Transaction Expenses to be paid by Buyer at the Closing (as detailed in the Closing Payment Estimate), minus (J) the Seller Representative Reserve Amount, minus (K) the Escrow Amount, minus (L) the Post-Closing Items Holdback Amount, minus (M) the Applicable Reduction Amount.

1.02 Purchase and Sale of Shares.

(a) Purchase and Sale of Class A Preferred Stock. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller that holds any shares of Class A Preferred Stock as of immediately prior to the Closing shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each such Seller, all of the shares of Class A Preferred Stock held by such Seller as of immediately prior to the Closing. The purchase price to be paid by Buyer at the Closing to each such Seller for the shares of Class A Preferred Stock held by such Seller shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Seller, of an amount of cash equal to the product of (x) the Class A Preferred Per Share Price multiplied by (y) the aggregate number of shares of Class A Preferred Stock held by such Seller as of immediately prior to the Closing.

(b) Purchase and Sale of Class B Preferred Stock. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller that holds any shares of Class B Preferred Stock as of immediately prior to the Closing shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each such Seller, all of the shares of Class B Preferred Stock held by such Seller as of immediately prior to the Closing. The purchase price to be paid by Buyer at the Closing to each such Seller for the shares of Class B Preferred Stock held by such Seller shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Seller, of an amount of cash equal to the product of (x) the Class B Preferred Per Share Price multiplied by (y) the aggregate number of shares of Class B Preferred Stock held by such Seller as of immediately prior to the Closing.

(c) Purchase and Sale of Class C Preferred Stock. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller that holds any shares of Class C Preferred Stock as of immediately prior to the Closing shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each such Seller, all of the shares of Class C Preferred Stock held by such Seller as of immediately prior to the Closing. The purchase price to be paid by Buyer at the Closing to each such Seller for the shares of Class C Preferred Stock held by such Seller shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Seller, of an amount of cash equal to the product of (x) the Class C Preferred Per Share Price multiplied by (y) the aggregate number of shares of Class C Preferred Stock held by such Seller as of immediately prior to the Closing.

(d) Purchase and Sale of Common Stock. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller that holds any shares of Common Stock as of immediately prior to the Closing shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each such Seller, all of the shares of Common Stock held by such Seller as of immediately prior to the Closing. The purchase price to be paid by Buyer at the Closing to each such Seller for the shares of Common Stock held by such Seller shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Seller, of an amount of cash equal to the product of (x) the Common Purchase Price, multiplied by (y) the product of (1) the aggregate number of shares of Common Stock held by such Seller as of immediately prior to the Closing and (2) the Per Common Share Portion. In addition, following the Closing and on and subject to the terms and conditions of this Agreement and the Escrow Agreement, each such Seller shall also be entitled to such Seller’s Percentage Share of any amounts distributed from the Escrow Account and the Post-Closing Items Holdback Amount to the Seller Representative for further distribution to the Sellers.

1.03 The Closing; Payment for Shares, Indebtedness and Company Transaction Expenses.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Shares hereunder (the “Closing”) and the other transactions contemplated by this Agreement to occur at the Closing shall take place at the offices of Winston & Strawn LLP located at 35 West Wacker Drive, Chicago, Illinois, 60601 at 11:00 am (Chicago (Illinois) time) on the second (2nd) business day (but not earlier than March 1, 2011) following the satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Closing but subject to the satisfaction or due waiver of such conditions at the Closing) or on such other date and/or time as is mutually agreeable to Buyer and the Seller Representative. The date and time on which the Closing shall actually occur is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:

(i) Buyer shall pay to each of the Sellers, by wire transfer of immediately available funds to the account designated by such Seller, the aggregate amount of consideration specified in Section 1.02 to be paid to such Seller in exchange for the Shares held by such Seller as of immediately prior to the Closing;

(ii) Each Seller shall deliver to Buyer (or its designee) the certificates representing the Shares held by such Seller as of immediately prior to the Closing, duly endorsed for transfer or accompanied by appropriate transfer documents;

(iii) Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all Indebtedness of the Company and its Subsidiaries then outstanding as of immediately prior to the Closing and specified in the Closing Payment Estimate in accordance with the terms thereof (and, to the extent available, any payoff letters with respect thereto delivered to Buyer prior to the Closing with respect to the repayment of any such Indebtedness), by wire transfer of immediately available funds to the applicable payees thereof;

(iv) Buyer shall pay, or cause to be paid, on behalf of the Sellers, the Company and its Subsidiaries (as applicable), (1) the Company Transaction Expenses to the applicable payees thereof by wire transfer of immediately available funds to accounts specified by the Seller Representative prior to the Closing and (2) any other liabilities specifically included in the computation of the Estimated Net Working Capital Amount which by their terms are required to be paid at the Closing;

(v) Buyer shall deliver to the Seller Representative, by wire transfer of immediately available funds to an account specified by the Seller Representative prior to the Closing, cash in an amount equal to the Seller Representative Reserve Amount, to be held and disbursed in accordance with Section 11.01; and

(vi) Buyer shall pay to the Escrow Agent, by wire transfer of immediately available funds to an account specified by the Escrow Agent prior to the Closing, cash in an amount equal to the Escrow Amount (for the benefit of the Sellers in accordance with their respective Percentage Shares) to be held in and disbursed from the Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement. The Escrow Agreement shall provide, among other things, that on the fifteen (15) month anniversary of the Closing Date, the then remaining balance of the Escrow Amount held in the Escrow Account, less any portion of such funds being held back to satisfy any then pending claims against the Sellers under Article X (each, an “Escrow Claim”) (which amount held back in the Escrow Account in respect of any particular Escrow Claim shall remain in the Escrow Account until the earlier of (i) such time as a final order, decision or judgment from an arbitrator or court of competent jurisdiction with respect to such Escrow Claim has been made directing the payment of such amount to Buyer and/or Sellers and/or to or as directed by the Seller Representative (on behalf of the Sellers) or (ii) such time as Buyer and the Seller Representative shall have otherwise mutually agreed to disburse any such portion of such funds), shall be disbursed from the Escrow Account to the Seller Representative (for further distribution to the Sellers). The Escrow Agreement shall further provide that, at such time as any Escrow Claim is finally resolved, the portion of the Escrow Amount being held back in the Escrow Account with respect to such Escrow Claim which are not finally determined to be payable to Buyer in respect of such Escrow Claim shall be disbursed from the Escrow Account to the Seller Representative (for further distribution to the Sellers).

(vii) Buyer shall pay to the Escrow Agent, by wire transfer of immediately available funds to an account specified by the Escrow Agent prior to the Closing, cash in an amount equal to the Post-Closing Items Holdback Amount (for the benefit of the Sellers in accordance with their respective Percentage Shares) to be held in and disbursed from the Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement (including Section 10.11(b) of the Disclosure Schedule). The Escrow Agreement shall provide, among other things, that on the three (3) year anniversary of the Closing Date, the then remaining balance of the Post-Closing Items Holdback Amount held in the Escrow Account, less any portion of such funds being held back to satisfy any then pending claims against the Sellers under Section 10.02(b)(iii) (each, a “Post-Closing Items Escrow Claim”) (which amount held back in the Escrow Account in respect of any particular Post-Closing Items Escrow Claim shall remain in the Escrow Account until the earlier of (i) such time as a final order, decision or judgment from an arbitrator or court of competent jurisdiction with respect to such Post-Closing Items Escrow Claim has been made directing the payment of such amount to Buyer and/or Sellers and/or to or as directed by the Seller Representative (on behalf of the Sellers) or (ii) such time as Buyer and the Seller Representative shall have otherwise mutually agreed to disburse any such portion of such funds), shall be disbursed from the Escrow Account to the Seller Representative (for further distribution to the Sellers). The Escrow Agreement shall further provide that, at such time as any Post-Closing Items Escrow Claim is finally resolved, the portion of the Post-Closing Items Holdback Amount being held back in the Escrow Account with respect to such Post-Closing Items Escrow Claim which are not finally determined to be payable to Buyer in respect of such Post-Closing Items Escrow Claim shall be disbursed from the Escrow Account to the Seller Representative (for further distribution to the Sellers).

1.04 Final Net Working Capital, Indebtedness Payoff Amount and Cash on Hand Calculations.

(a) Determination.

(i) As promptly as possible following the Closing, but in any event within 45 days after the Closing Date, Buyer will deliver to the Seller Representative a reasonably detailed statement (the “Closing Statement”) setting forth Buyer’s good faith calculations of (i) Cash on Hand, (ii) the Indebtedness Payoff Amount and (iii) the Net Working Capital Amount.

For all purposes of this Section 1.04, Cash on Hand, the Indebtedness Payoff Amount and the Net Working Capital shall be determined in accordance with the respective definitions thereof. After delivery of the Closing Statement by Buyer to the Seller Representative hereunder (including, without limitation, during the period of any dispute hereunder with respect to the Closing Statement and/or any of the calculations set forth thereon), Buyer shall, and shall cause the Company and its Subsidiaries to, (I) assist the Seller Representative and its representatives in their review of the Closing Statement and the calculations set forth thereon and provide the Seller Representative and its representatives reasonable access to the books, work papers (including the work papers of Buyer’s and/or the Company’s accountants) and other records (including schedules, memoranda and other documents), supporting data, facilities, accountants and employees of Buyer, the Company and its Subsidiaries for purposes of their review of the Closing Statement and the calculations set forth thereon, and (II) cooperate with the Seller Representative and its representatives in connection with such review, including by providing on a timely basis all other information that the Seller Representative (in good faith) reasonably believes is necessary and/or useful in connection with its review of the Closing Statement and the calculations set forth thereon. If the Seller Representative has any objections to the Closing Statement and/or any of Buyer’s calculations of Cash on Hand, the Indebtedness Payoff Amount and/or the Net Working Capital Amount set forth thereon, the Seller Representative may deliver to Buyer a statement setting forth the Seller Representative’s objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within 45 days after delivery by Buyer of the Closing Statement to the Seller Representative, the Closing Statement shall be final and binding upon, and non-appealable by, the parties hereto.

(ii) If an Objections Statement is delivered to Buyer, then the Closing Statement and the calculations of Cash on Hand, the Indebtedness Payoff Amount and the Net Working Capital Amount set forth thereon, each as revised in accordance with this Section 1.04(a)(ii), shall become final and binding upon the parties on the earlier of (a) the date any and all matters specified in the Objections Statement are finally resolved in writing by the Seller Representative and Buyer and (b) the date any and all matters specified in the Objections Statement not resolved by the Seller Representative and Buyer are finally resolved in writing by the Independent Auditor (as defined below). The Closing Statement and the calculations of Cash on Hand, the Indebtedness Payoff Amount and the Net Working Capital Amount set forth thereon (as applicable) shall be revised to the extent necessary to reflect any resolution by the Seller Representative and Buyer and any final resolution made by the Independent Auditor in accordance with this Section 1.04(a)(ii). During the 30 day period immediately following the delivery of an Objections Statement (or such longer period as the Seller Representative and Buyer may agree in writing), the Seller Representative and Buyer shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and the Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). At the end of such 30-day period, the Seller Representative and Buyer shall submit to Grant Thornton LLP (the “Independent Auditor”) for review and resolution in accordance with the terms and provisions hereof, any and all matters (but only such matters) which remain in dispute with respect to the Objections Statement, the Closing Statement and/or any of the calculations set forth thereon; provided that, if Grant Thornton LLP is unable or unwilling to act as the Independent Auditor for any reason, then Buyer and the Seller Representative will, by mutual agreement, promptly select another accounting firm to act as the “Independent Auditor” and such firm shall be deemed to be the “Independent Auditor” for purposes hereof. The Seller Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as practicable (which final resolution by the Independent Auditor shall be requested by Buyer and the Seller Representative to be delivered not more than 30 days following submission of such disputed matters to the Independent Auditor), and Buyer and the Seller Representative shall cooperate with the Independent Auditor during its engagement. The Independent Auditor may consider only those items and amounts in the Closing Statement and/or Objection Notice which Buyer and the Seller Representative are unable to resolve. In resolving any disputed item, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either of Buyer or the Seller Representative or less than the smallest value for such item claimed by either of Buyer or the Seller Representative. The Independent Auditor’s determination shall be based solely on written submissions by Buyer and the Seller Representative that are in accordance with the applicable guidelines and procedures set forth herein (i.e., not on the basis of independent review) and on the definitions included herein. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable by the parties hereto. As noted above, the Closing Statement and the calculations of Cash on Hand, the Indebtedness Payoff Amount and the Net Working Capital Amount set forth thereon (as applicable) shall be modified if necessary to reflect such determination(s). The fees and expenses of the Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and/or the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor. For example, if the Seller Representative claims the Net Working Capital Amount is $2,000 greater than the amount determined by Buyer, and Buyer contests only $1,000 of the amount claimed by the Seller Representative, and if the Independent Auditor ultimately resolves the dispute by awarding the Sellers $600 of the $1,000 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 600 ÷ 1,000) to Buyer and 40% (i.e., 400 ÷ 1,000) to the Sellers. The obligation of any Seller to pay such amount of the Independent Auditor’s fees and expenses determined by the Independent Auditors to be paid by the Sellers shall be several and not joint and shall be limited to such Seller’s Percentage Share of such amount.

(b) Post-Closing Adjustments.

(i) Cash On Hand Adjustment. If the Cash on Hand as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Cash on Hand, Buyer shall pay to each Seller such Seller’s Percentage Share of such excess in accordance with Section 1.04(c). If the Cash on Hand as finally determined pursuant to Section 1.04(a) above is less than the Estimated Cash on Hand, the Sellers shall pay to Buyer an amount equal to such shortfall in accordance with Section 1.04(c), with each Seller being required to pay such Seller’s Percentage Share of such shortfall in accordance with Section 1.04(c).

(ii) Net Working Capital Adjustment. If the Net Working Capital Amount as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Net Working Capital Amount, Buyer shall pay to each Seller such Seller’s Percentage Share of such excess in accordance with Section 1.04(c). If the Net Working Capital Amount as finally determined pursuant to Section 1.04(a) above is less than the Estimated Net Working Capital Amount, the Sellers shall pay to Buyer an amount equal to such shortfall in accordance with Section 1.04(c), with each Seller being required to pay such Seller’s Percentage Share of such shortfall in accordance with Section 1.04(c).

(iii) Indebtedness Payoff Amount Adjustment. If the Indebtedness Payoff Amount as finally determined pursuant to Section 1.04(a) above is less than the Estimated Indebtedness Payoff Amount, Buyer shall pay to each Seller such Seller’s Percentage Share of such shortfall in accordance with Section 1.04(c). If the Indebtedness Payoff Amount as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Indebtedness Payoff Amount, the Sellers shall pay to Buyer an amount equal to such excess in accordance with Section 1.04(c), with each Seller being required to pay such Seller’s Percentage Share of such excess in accordance with Section 1.04(c).

(c) Final Adjustment Amount. Without duplication, all amounts owed pursuant to Section 1.04(b)(i), (ii) and (iii) shall be aggregated, and the net amount (if any) owed by Buyer to the Sellers, on the one hand, or the Sellers to Buyer, on the other hand, is referred to as the “Final Adjustment Amount”; it being understood and agreed that if the net effect pursuant to this Section 1.04(c) is an increase in the Common Purchase Price, then Buyer shall make a cash payment to each Seller in an amount equal to such Seller’s Percentage Share of the Final Adjustment Amount, and if the net effect pursuant to this Section 1.04(c) is a decrease in the Common Purchase Price, then each Seller shall pay to Buyer an amount equal to such Seller’s Percentage Share of such Final Adjustment Amount. Notwithstanding anything in this Section 1.04 to the contrary, if the Final Adjustment Amount is to be paid by the Sellers to Buyer, then the Sellers’ obligation to pay such Final Adjustment Amount shall be first satisfied from any then remaining balance in the Escrow Account, and in the event that the then remaining balance in the Escrow Account is insufficient to pay the Final Adjustment Amount in full, then the remaining unpaid portion of the Final Adjustment Amount (i.e., the portion of the Final Adjustment Amount that is not paid to Buyer from the Escrow Account) shall be paid directly by the Sellers, with each Seller being required to pay such Seller’s Percentage Share of such remaining unpaid portion of the Final Adjustment Amount to Buyer directly. The Final Adjustment Amount shall be calculated as an adjustment to the Common Purchase Price and the Common Purchase Price, as so adjusted, is referred to herein as the “Final Common Purchase Price.” Payment of the Final Adjustment Amount shall be paid by delivery of immediately available funds to an account designated by the recipient party(ies) within five business days after the date of final determination.

ARTICLE II

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS

SUBSIDIARIES

Except as set forth in the Disclosure Schedule, the Company represents and warrants to Buyer that:

2.01 Organization and Corporate Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power to own and operate its properties and to carry on its businesses as now conducted and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has made available to Buyer copies of the certificate of incorporation, bylaws or other similar organizational documents of the Company as currently in effect.

2.02 Subsidiaries. Except as set forth on Section 2.02 of the Disclosure Schedule, the Company has no direct or indirect Subsidiaries. Each Subsidiary of the Company identified on Section 2.02 of the Disclosure Schedule (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) has all requisite corporate power to own and operate its properties and to carry on its businesses as now conducted and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has made available to Buyer copies of the certificates of incorporation, bylaws or other similar organizational documents of each of its Subsidiaries as currently in effect. Except as set forth on Section 2.02 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has the right to acquire any capital stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.

2.03 Authorization; Valid and Binding Agreement; No Breach.

(a) This Agreement has been duly authorized, executed and delivered by the Company. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except (1) as set forth on Section 2.03 of the Disclosure Schedule and/or (2) for any actions required under the HSR Act, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not (i) conflict with or violate any of the provisions of the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws or equivalent organizational documents, (ii) violate any applicable Law, order, judgment, decree or ruling of any Governmental Authority to which the Company or any of its Subsidiaries is subject, (iii) violate, result in the loss of any material benefit to which the Company or any of its Subsidiaries is entitled under or give any Governmental Authority the right to revoke, suspend, cancel, terminate or materially modify any Company Permit held by the Company or any of its Subsidiaries, except as would not result in a Material Adverse Effect, (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate any obligation of the Company or any of its Subsidiaries under or the right to terminate, cancel or materially modify, or require any notice from the Company or any of its Subsidiaries to any counterparty under, any agreement, contract, lease or license to which the Company or any of its Subsidiaries is a party or by which any of them are bound or which any of their assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect, or (v) result in the imposition or creation of any Lien upon any of the assets of the Company or any of its Subsidiaries under any applicable Law to which the Company or any of its Subsidiaries are subject or any agreement, contract, lease or license to which the Company or any of its Subsidiaries is a party or by which any of them are bound or to which any of such assets is subject, except where the Lien would not have a Material Adverse Effect and/or except for any Liens as may result from any action taken by Buyer or any of its Affiliates. Except for any actions required under any Anti-Trust Laws or as set forth on Section 2.03 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to give any notice to, make any filing with or obtain any Permit, authorization, consent or approval of any Governmental Authority in connection with the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any Permit, authorization, consent or approval would not have a Material Adverse Effect.

2.04 Capitalization.

(a) The total authorized capital stock of the Company consists of 1,585,000 shares, consisting of (i) 1,500,000 shares of Common Stock, of which 997,000 shares of Common Stock are issued and outstanding as of the date hereof, (ii) 15,000 shares of Class A Preferred Stock, of which 10,042 shares of Class A Preferred Stock are issued and outstanding as of the date hereof, (iii) 40,000 shares of Class B Preferred Stock, of which 35,154 shares of Class B Preferred Stock are issued and outstanding as of the date hereof, and (iv) 30,000 shares of Class C Preferred Stock, of which 25,116 shares of Class C Preferred Stock are issued and outstanding as of the date hereof. All of the Shares are duly authorized and validly issued, fully paid and non assessable. Except as set forth on Section 2.04(a) of the Disclosure Schedule and except for the Shares, as of the date hereof, (i) there are no issued or outstanding shares of the Company’s capital stock or other equity ownership interests of the Company, (ii) there are no outstanding options, warrants, subscription rights, call or exchange rights, conversion rights or other contracts or commitments to acquire from the Company, or other obligations of the Company to issue, any shares of its capital stock or other equity ownership interests of the Company or securities convertible into or exchangeable for shares of the Company’s capital stock or other equity ownership interests of the Company and (iii) there are no outstanding stock appreciation rights, phantom stock rights, equity-linked rights similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or other similar rights with respect to the capital stock of the Company. Except as set forth on Section 2.04(a) of the Disclosure Schedule, the Company is not party to any agreements with respect to the voting of the capital stock of the Company (including voting trusts and proxies).

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are directly or indirectly owned by the Company or another Subsidiary of the Company, free and clear of any Liens (except for the Liens that are identified on Section 2.04(b) of the Disclosure Schedule, all of which will be terminated or released at the Closing assuming compliance by Buyer with its agreements set forth in Section 1.03(b), restrictions on transfer under applicable securities laws and any Liens as may result from any action taken by Buyer or any of its Affiliates). Except as set forth on Section 2.04(b) of the Disclosure Schedule and except for this Agreement, as of the date hereof, (i) there are no outstanding options, warrants, subscription rights, call or exchange rights, conversion rights or other contracts or commitments to acquire from the Company or any Subsidiary of the Company, or other obligations of the Company or any Subsidiary of the Company to issue or otherwise transfer, any shares of capital stock or other equity ownership interests of any Subsidiary of the Company or any securities convertible into or exchangeable for shares of capital stock or other equity ownership interests of any Subsidiary of the Company, and (ii) there are no outstanding stock appreciation rights, phantom stock rights, equity-linked rights similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or other similar rights with respect to the capital stock of any Subsidiary of the Company. Except as set forth on Section 2.04(a) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is party to any agreements with respect to the voting of any capital stock of any Subsidiary of the Company (including voting trusts and proxies).

2.05 Financial Statements. The Company has furnished Buyer with copies of the following financial statements: (i) the unaudited consolidated balance sheet of the Company as of December 31, 2010 (the “Latest Balance Sheet”), and any related consolidated statements of operations and cash flow of the Company for the three (3) month period then ended (the “Interim Financial Statements”), (ii) the audited consolidated balance sheets of the Company as of September 30, 2010 and September 30, 2009, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of the Company for the fiscal years ended September 30, 2010 and September 30, 2009 (the “2010 - 2009 Auditeds”) and (iii) the audited consolidated balance sheets of the Company as of September 30, 2009 and September 30, 2008, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Company for the fiscal years ended September 30, 2009 and September 30, 2008 (the “2009 - 2008 Auditeds” and, together with the 2010 - 2009 Auditeds, the “Audited Financial Statements”). The Audited Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Financial Statements.” Except as set forth on Section 2.05 of the Disclosure Schedule or as may be indicated in any of the Financial Statements, such Financial Statements have been based upon and are consistent with in all material respects the information concerning the Company and its Subsidiaries contained in the Company’s and its Subsidiaries’ books and records, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP (subject, in the case of the Interim Financial Statements, to any normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnote disclosures).

2.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except (a) as set forth on Section 2.06 of the Disclosure Schedule, (b) as contemplated by this Agreement and/or (c) for matters or events in connection with, and/or related to the preparation for, this Agreement and/or any of the transactions contemplated by this Agreement, during the period from the date of the Latest Balance Sheet to the date of this Agreement, (i) the business of the Company and its Subsidiaries has been operated in all material respects in the ordinary course of business and (ii) the Company and its Subsidiaries have complied in all material respects with the covenants and restrictions set forth in Section 5.01(b) hereof to the same extent as if this Agreement had been executed on, and had been in effect since, the date of the Latest Balance Sheet.

2.07 Title to Properties; Tangible Assets.

(a) Except as set forth on Section 2.07 of the Disclosure Schedule, the Company or one of its Subsidiaries has good and marketable title to, or a valid leasehold, license or similar interest in, all of the personal property and assets shown on the Latest Balance Sheet (except for such properties and assets sold or disposed of (or with respect to which any underlying lease, license or similar interest expires or is terminated or canceled or has expired or has been terminated or canceled) subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except for Permitted Liens and those Liens set forth on Section 2.07 of the Disclosure Schedule.

(b) Except as set forth on Section 2.07 of the Disclosure Schedule, the material tangible assets set forth on Section 2.07 of the Disclosure Schedule are in good operating condition and repair in all material respects (subject to normal wear and tear, maintenance and repair given the use and age of such assets).

(c) There are no material assets or properties currently used by the Company and its Subsidiaries in the conduct of their business as currently conducted that are not either owned by the Company and/or one or more of its Subsidiaries or licensed or leased to the Company and/or one or more of its Subsidiaries (or with respect to which the Company and/or one or more of its Subsidiaries otherwise has a right to use any such assets and/or properties), except as would not result in a Material Adverse Effect or a material Loss to the Company and its Subsidiaries.

2.08 Real Property.

(a) Leased Real Property. Section 2.08(a) of the Disclosure Schedule sets forth the address of each parcel of real property leased by the Company or any of its Subsidiaries as a lessee, sub-lessee or assignee (the “Leased Real Property”), and a true and complete list of all leases (the “Real Property Leases”) for each such Leased Real Property to which the Company or any of its Subsidiaries is a party and which are currently in effect, together with a copy of all material amendments and modifications to any such Real Property Lease between the parties thereto. The Leased Real Property comprise all of the real property leased by the Company and its Subsidiaries. The Company has made available to Buyer true, complete and correct copies of the Real Property Leases, together with a copy (or summary, as applicable) of all material amendments and modifications to any such Real Property Lease.

Except as set forth on Section 2.08(a) of the Disclosure Schedule, each Real Property Lease (i) is in full force and effect in all material respects, (ii) constitutes a legal, valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Company’s knowledge, each of the other counterparties to such Real Property Lease and (iii) is enforceable against the Company or its Subsidiary that is a party thereto, as applicable, and, to the Company’s knowledge, each of the other counterparties to such Real Property Lease, in each case in accordance with the terms and conditions thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization or other Laws or equitable principles relating to or affecting the enforcement of creditor’s rights. With respect to each Real Property Lease, except as set forth on Section 2.08(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of the other counterparties thereto is in material breach or material default under any such Real Property Lease, and, to the Company’s knowledge, no event has occurred which with the passage of time or giving of notice or both would result in such a material default or material breach under such Real Property Lease. The Company and/or one of its Subsidiaries (as applicable) has a valid and subsisting leasehold interest in the Leased Real Property free and clear of all Liens, other than Permitted Liens, those Liens and restrictions set forth in the Real Property Leases and/or as set forth in Section 2.08(a) of the Disclosure Schedule. To the Company’s knowledge, all buildings, plants, and structures owned or leased by the Company and/or its Subsidiaries, if any, lie wholly within the boundaries of the Leased Real Property in question and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. To the Company’s knowledge, there are no buildings, structures, fixtures, or other improvements primarily situated on adjoining property that encroach on any part of the Leased Real Property. Except as set forth on Section 2.08(a) of the Disclosure Schedule, to the Company’s knowledge, all buildings, plants and structures included in the Leased Real Property are in good condition and repair in all material respects (subject to normal wear and tear, maintenance and repair given the use and age of such buildings, plants and structures). To the Company’s knowledge, each parcel of Leased Real Property has vehicular access to a public road and such access is not subject to any material limitation or restriction. The uses of the Leased Real Property by the Company and/or its Subsidiaries do not violate any applicable zoning, subdivision, land use, or other applicable Law in any material respect. Except as set forth on Section 2.08(a) of the Disclosure Schedule, no third party has a right to purchase the Company’s and/or its Subsidiaries’ leasehold interests in the Leased Real Property (or any portion thereof). Except as set forth on Section 2.08(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is leasing or subleasing to any third Person the right to use or occupy the Leased Real Property or any portion thereof. To the Company’s knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any parcel of Leased Real Property or that would prevent or materially impair the continued use of any such parcel as currently used by the Company and/or its Subsidiaries.

(b) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

2.09 Tax Matters. Except as set forth on Section 2.09 of the Disclosure Schedule,

(a) the Company and its Subsidiaries have timely filed all Income Tax Returns and all material other Tax Returns required by applicable Law to be filed by them (taking into account all applicable extensions). All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or appropriately reserved on the books and records of the Company and/or any of its Subsidiaries. The Company makes no representation about the amount of its net operating losses available for future use;

(b) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. In these past three (3) years, neither the Company nor any of its Subsidiaries has received any written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(c) the Company and its Subsidiaries have withheld all Taxes required to be withheld from payments to employees, agents, independent contractors, creditors, stockholders, nonresidents and other third parties as required by applicable Law and remitted such amounts to the appropriate Governmental Authority;

(d) there are no audits or administrative or judicial proceedings pending or being conducted or, to the Company’s knowledge, threatened in writing with respect to the Taxes or Tax Returns of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) there are no Liens for Taxes on any assets of the Company or any Subsidiary of the Company, other than Permitted Liens;

(f) Section 2.09 of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after September 30, 2007;

(g) The Company has made available to Buyer all (i) written notices from a Governmental Authority received by the Company or any Subsidiary of the Company indicating an intent by such Governmental Authority to audit or conduct any other proceedings with respect to the Taxes or Tax Returns of the Company or any of its Subsidiaries that are still pending, (ii) written notices of deficiency or proposed adjustment for any amount of Tax owed by the Company or any of its Subsidiaries that have been received by the Company or any of its Subsidiaries in the last three (3) years (or that relate to Tax years with respect to which the statute of limitations is still open), (iii) all Tax Returns filed by the Company or any of its Subsidiaries in the last three (3) years (or that are for Tax years with respect to which the statute of limitations is still open) and (iv) all written examination reports received by the Company or any of its Subsidiaries from a Governmental Authority with respect to any audit of the Taxes or Tax Returns of the Company or any of its Subsidiaries that have been conducted in the last three (3) years (or with respect to Tax Returns with respect to which the statute of limitations is still open);

(h) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan (other than agreements entered into after the Closing or agreements entered into by the Buyer or any Affiliate of the Buyer other than the Company or any of its Subsidiaries) that as a result of the transactions contemplated hereby will result in the Company or any of its Subsidiaries making a payment alone or in the aggregate (but excluding any payments made pursuant to any agreements entered into after the Closing or agreements entered into by the Buyer or any Affiliate of the Buyer other than the Company or any of its Subsidiaries) that is an “excess parachute payment” within the meaning of Code Section 280G;

(i) the Company is not currently a United States real property holding corporation within the meaning of Code Section 897(c)(2), and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) at any point during the applicable period specified in Code Section 897(c)(1)(A)(ii);

(j) each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662;

(k) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement the primary purpose of which is the sharing of responsibility for Tax liabilities (or the benefit of Tax refunds and other attributes) between the Company and any Subsidiary of the Company;

(l) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(m) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning on the day after the Closing Date as a result of any:

(i) adjustment under Code Section 481 as a result of a change in method of accounting of the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on by the Company or any of its Subsidiaries or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made by the Company or any of its Subsidiaries on or prior to the Closing Date;

(v) prepaid amount received by the Company or any of its Subsidiaries on or prior to the Closing Date that have been included in GAAP as income on or prior to the Closing Date; or

(vi) election made by the Company or any of its Subsidiaries under Code Section 108(i);

(n) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361; and

(o) neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

The representations and warranties in this Section 2.09 and Section 2.13 shall constitute the sole and exclusive representations and warranties on any Tax matter of the Company or any Subsidiary of the Company, including representations and warranties regarding the compliance with Tax Laws, liability for Taxes, and accruals and reserves for Taxes on any financial statement or the books and records of the Company and its Subsidiaries.

2.10 Contracts and Commitments.

(a) Section 2.10(a) of the Disclosure Schedule lists all of the following contracts, agreements and plans (whether written or oral) to which the Company or any of its Subsidiaries is a party and which are currently in effect as of the date hereof:

(i) Any agreement involving the performance of services or the delivery of goods or materials and that involves future payments by any of the Company and/or its Subsidiaries of an amount in excess of $150,000 on an annual basis with respect to such agreement;

(ii) Any agreement involving the performance of services or delivery of goods or materials and that involves future payments to any of the Company and/or its Subsidiaries of an amount in excess of $150,000 on an annual basis with respect to such agreement;

(iii) Any joint venture agreement, partnership agreement or limited liability company agreement involving a sharing of profits, losses, costs, Taxes or other liabilities by any of the Company and/or its Subsidiaries with any other Person;

(iv) Any pension, profit sharing, stock option, incentive stock purchase, stock appreciation, retirement or deferred compensation plan, contract or arrangement or other bonus plan, in each case, for the benefit of its current or former directors, officers and employees, other than as listed in Section 2.13(a) of the Disclosure Schedule;

(v) Any collective bargaining agreement or contract with any labor union;

(vi) Any agreement for the employment of any officer, individual employee or other individual on a full time, part-time, consulting or other basis with annual payments in excess of $150,000 or providing material severance benefits;

(vii) Any agreement (or group of related agreements) with any third party relating to Indebtedness for borrowed money, or any capitalized lease obligation, in each case relating to amounts in excess of $1,000,000 outstanding as of the date hereof or under which it has granted a Lien on any of its material assets, tangible or intangible which Lien is outstanding;

(viii) Any lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any personal property owned by any third party, for which the annual rental exceeds $150,000 and which is not terminable on 60 or fewer days notice by the Company or any Subsidiary of the Company without liability for any penalty;

(ix) Any lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any personal property owned by the Company or any of its Subsidiaries, for which the annual rental exceeds $150,000 and which is not terminable on 60 or fewer days notice by the Company or any Subsidiary of the Company without liability for any penalty;

(x) Any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business;

(xi) Any (1) contract providing for the license (on an exclusive basis) by the Company or any of its Subsidiaries to any third party of any item of Intellectual Property owned by the Company or any of its Subsidiaries, (2) contract providing for the license (on a non-exclusive basis) by the Company or any of its Subsidiaries to any third party of any material item of Intellectual Property owned by the Company or any of its Subsidiaries or (3) any material contract providing for the license by any third party to the Company or any of its Subsidiaries of any material item of Intellectual Property owned by any third party and used by the Company or any of its Subsidiaries (other than shrink-wrap, click-thru or browse-thru software generally available to the public);

(xii) Any agreement under which it has granted any Person any registration rights with respect to shares of capital stock of the Company and/or any of its Subsidiaries (including, without limitation, demand and piggyback registration rights);

(xiii) Any agreement under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts which are outstanding and in the aggregate exceed $50,000 with respect to such agreement;

(xiv) Any contract with any third party containing covenants prohibiting the Company or any of its Subsidiaries from competing in any material respect in any line of business against any such third party (other than any such prohibition resulting solely from compliance with confidentiality provisions or agreements regarding the confidential treatment and/or non-usage of another Person’s information and non-solicitation of employee provisions or agreements); and

(xv) Any contract or agreement (other than those covered by clauses (i) through (xiv) above and other than the Real Property Leases) with any third party involving annual payments to or by the Company or any of its Subsidiaries of more than $500,000 with respect to any such contract or agreement.

(b) With respect to each of the contracts, agreements and plans set forth on Section 2.10(a) of the Disclosure Schedule (each a “Material Contract”), except as set forth on Section 2.10(b) of the Disclosure Schedule, (i) the Company has made available to Buyer a copy of such Material Contract (in the case such Material Contract is a written contract referred to in Section 2.10(a) of the Disclosure Schedule) or made available to Buyer a summary setting forth the material terms and conditions of such Material Contract (in the case such Material Contract is an oral agreement referred to in Section 2.10(a) of the Disclosure Schedule), in each case, together with a copy (or summary, as applicable) of all material amendments and modifications to any such Material Contract and (ii) as of the date hereof, (1) each such Material Contract is in full force and effect in all material respects, (2) each such Material Contract constitutes a legal, valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Company’s knowledge, each of the other counterparties to such Material Contract, (3) each such Material Contract is enforceable against the Company or its Subsidiary that is a party thereto, as applicable, and, to the Company’s knowledge, each of the other counterparties to such Material Contract, in each case in accordance with the terms and conditions thereof, subject to applicable bankruptcy, insolvency, reorganization or other Laws or equitable principles relating to or affecting the enforcement of creditor’s rights, (4) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other counterparty thereto, is in material breach of such Material Contract or in material default under any such Material Contract, and, to the Company’s knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in such a material default or material breach under such Material Contract, and (5) to the Company’s knowledge, since the date of the Latest Balance Sheet, no counterparty to any such Material Contract has repudiated any material provision thereof.

2.11 Intellectual Property.

(a) Since December 31, 2007, neither the Company nor any of its Subsidiaries, nor any of their respective businesses as presently conducted, has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties. Since December 31, 2007, none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). Since December 31, 2007, to the Company’s knowledge, no third party has infringed upon, misappropriated or otherwise violated any material Intellectual Property rights of the Company or any of its Subsidiaries.

(b) Section 2.11(b)(1) of the Disclosure Schedule identifies (i) each patent or trademark or copyright registration which has been issued to the Company or any of its Subsidiaries with respect to any of its Intellectual Property, in each case that is owned by the Company or any of its Subsidiaries, and (ii) each pending patent application or pending application for trademark or copyright registration that the Company or any of its Subsidiaries has made with respect to any of the Intellectual Property owned by any of them. The Company has made available to Buyer correct and complete copies of all such patents, registrations and applications (as amended to date). Section 2.11(b)(2) of the Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, internet domain name and copyright owned by the Company or any of its Subsidiaries in connection with their respective businesses.

(i) With respect to each item of Intellectual Property required to be identified in Section 2.11(b)(1) of the Disclosure Schedule:

(1) except as set forth on Section 2.11(b)(1) of the Disclosure Schedule, the Company and its Subsidiaries possess all right, title and interest in and to the item, free and clear of any Lien (other than Permitted Liens);

(2) the item is not subject to any outstanding injunction, judgment, order, decree or ruling of any Governmental Authority by which the Company or any of its Subsidiaries is bound; and

(3) no action, suit or proceeding, or, to the Company’s knowledge, hearing or investigation, is pending against or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority that challenges the legality, validity, enforceability, use or ownership of the item.

(ii) With respect to each item of Intellectual Property required to be identified in Section 2.11(b)(2) of the Disclosure Schedule:

(1) the item is not subject to any outstanding injunction, judgment, order, decree or ruling of any Governmental Authority by which the Company or any of its Subsidiaries is bound; and

(2) no action, suit or proceeding, or, to the Company’s knowledge, hearing or investigation, is pending against or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority that challenges the legality, validity, enforceability, use or ownership of the item.

2.12 Litigation. Except as set forth on Section 2.12 of the Disclosure Schedule, there are no actions, suits or proceedings or, to the Company’s knowledge, any hearings or investigations, in each case, currently pending against or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, and neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, decree or ruling of any Governmental Authority under which the Company or any of its Subsidiaries has any remaining unsatisfied obligations or under which the Company or any of its Subsidiaries is subject to any continuing restriction with respect to their respective businesses.

2.13 Employee Benefit Plans.

(a) Section 2.13(a) of the Disclosure Schedule sets forth a list of each Employee Benefit Plan and each Multiemployer Plan, and except as set forth on Section 2.13(a) of the Disclosure Schedule:

(i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund), and, to the Company’s knowledge, each Multiemployer Plan, has been maintained, funded and administered in compliance with its terms in all material respects and complies in form and in operation in all material respects with all applicable Laws (including, to the extent applicable, the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code).

(ii) With respect to each Employee Benefit Plan and, to the Company’s knowledge, each Multiemployer Plan, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an employee pension benefit plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing have been paid (or will be paid on or prior to the Closing Date or accrued in accordance with the past custom and practices of the Company and its Subsidiaries and reflected in the Net Working Capital Amount) with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) All contributions required to be made by the Company (including all employer contributions and employee salary reduction contributions) to any Multiemployer Plan that are due have been made as required by the terms of the applicable collective bargaining agreement and the applicable trust agreement and the Company has not been notified of any delinquent contributions.

(v) No such Employee Benefit Plan is a defined benefit pension plan or has within the six years preceding the date of this Agreement been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA including a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(vi) Each such Employee Benefit Plan and, to the Company’s knowledge, each Multiemployer Plan, that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service, and, to the Company’s knowledge, there are no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(vii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate or, to the Company’s knowledge, any Multiemployer Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding or, to the Company’s knowledge, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

(viii) Each Employee Benefit Plan that is an Employee Welfare Benefit Plan and, to the Company’s knowledge, each Multiemployer Plan that is an Employee Welfare Benefit Plan has been administered in compliance with the Health Insurance Portability and Accountability Act (HIPAA) and the Genetic Information Nondiscrimination Act (GINA), and similar state laws, to the extent applicable, and, to the Company’s knowledge, no HIPAA security breach or privacy violation has occurred.

(ix) With respect to each Employee Benefit Plan, the Company has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, administrative agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan (as applicable).

(x) With respect to any Multiemployer Plan, the Company has made available to Buyer correct and complete copies of the trust agreement and the applicable collective bargaining agreement.

(b) Neither the Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Benefit Plan that is an Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for retired or terminated employees (or any spouse or other dependent thereof) of the Company or any of its Subsidiaries other than in accordance with COBRA.

(c) Except as explicitly contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not, other than pursuant to actions taken by or at the direction of Buyer or any of its Affiliates, accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan, or cause withdrawal liability to be imposed under any Multiemployer Plan in which the Company participates.

(d) Section 2.13(d) of the Disclosure Schedule lists each written agreement, contract, or other arrangement—whether or not an Employee Benefit Plan—to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Code Section 409A and/or Code Section 457A. The listed arrangements comply and have complied in form and operation with Code Section 409A and Code Section 457A, as applicable. Neither the Company nor any of its Subsidiaries has any contractual obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).

2.14 Insurance. Section 2.14 of the Disclosure Schedule lists each insurance policy maintained by the Company or any of its Subsidiaries. All of such insurance policies are in full force and effect in all material respects. Neither the Company nor any Subsidiary of the Company is in breach or default under any such insurance policy, and to the Company’s knowledge, no event has occurred that, with the lapse of time, would constitute such a breach or default under any such policy. To the knowledge of the Company, since December 31, 2007, no counterparty to any such insurance policy has repudiated any material provision thereof. Section 2.14 of the Disclosure Schedule describes any material self-insurance arrangements maintained by the Company or any of its Subsidiaries.

2.15 Compliance with Laws. Except as set forth on Section 2.15 of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all Laws, orders, judgments and decrees of any Governmental Authority applicable to the Company or any of its Subsidiaries.

2.16 Environmental Matters. Except as set forth on Section 2.16 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries have for the past five (5) years materially complied with and are currently in material compliance with all applicable Environmental Laws.

(b) The Company and its Subsidiaries possess all material Permits, licenses and other authorizations required under applicable Environmental Laws to be possessed by them with respect to the conduct of their respective businesses as presently conducted, and, to the Company’s knowledge, are in material compliance with such Permits, licenses and authorizations.

(c) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges that any of the Company or any of its Subsidiaries is in material violation of any Environmental Law or has any material liability arising under applicable Environmental Laws relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved.

(d) Neither the Company nor any of its Subsidiaries have, for the past five (5) years, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released Hazardous Materials so as to give rise to any current or future material liabilities to the Company or any of its Subsidiaries, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Laws.

(e) Neither the Company nor any of its Subsidiaries has, for the past five (5) years, designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos.

(f) The Company and its Subsidiaries have made available to Buyer all material environmental audits, reports, inspections and investigations (including other material environmental documents giving notice to the Company or one of its Subsidiaries of a material non-compliance by any of them with applicable Environmental Laws) relating to the Company’s or its Subsidiaries’ past or current properties, facilities, or operations that are in their possession or custody or under their reasonable control.

This Section 2.16 and Section 2.20 constitutes the sole and exclusive representations and warranties of the Company with respect to environmental matters, including, without limitation, arising under Environmental Laws or relating to Hazardous Materials.

2.17 Related Party Transactions. Except as (a) set forth on Section 2.17 of the Disclosure Schedule, (b) set forth in the Closing Statement and/or the Closing Payment Estimate and/or (c) set forth in the Financial Statements, (i) since January 1, 2009, no Seller or officer or director of the Company or any of its Subsidiaries has entered into any agreement or contract with the Company or any of its Subsidiaries and (ii) to the Company’s knowledge, no Seller or officer or director of the Company or any of its Subsidiaries owns any material asset, tangible or intangible, that is used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

2.18 Employees. Except as set forth on Section 2.18 of the Disclosure Schedule or Section 2.12 of the Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries has experienced any strike within the past three years, (b) within the past three years, neither the Company nor any of its Subsidiaries has received any written notice of any material grievance claims from any of its current or former employees or any written notice of any material claim of unfair labor practices from any of its current or former employees, (c) to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries, (d) no collective bargaining agreements are in effect with respect to the Company or any Subsidiary of the Company, (e) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws regarding employment and employment practices, (f) there is no labor strike, work stoppage, slowdown, or, to the Company’s knowledge, material labor dispute pending against or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with respect to their employees and (g) the Company and its Subsidiaries are in compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”). Except as set forth on Section 2.18 of the Disclosure Schedule, within the past three years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees requiring notice under the WARN Act.

2.19 Brokerage. Except as set forth on Section 2.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company or any of its Subsidiaries.

2.20 Governmental Licenses and Permits. Except as set forth on Section 2.20 and/or Section 2.16 of the Disclosure Schedule, the Company or its Subsidiaries own or possess all material Permits that the Company and its Subsidiaries are required to own or possess for the conduct of their respective businesses as presently conducted. Section 2.20 of the Disclosure Schedule contains a correct and complete list of such material Permits owned or possessed by the Company and its Subsidiaries, and such

Permits are collectively referred to herein as the “Company Permits.” Except as set forth on Section 2.20 and/or Section 2.16 of the Disclosure Schedule, (i) each such Company Permit is valid and in full force and effect, (ii) to the Company’s knowledge, no event has occurred that would reasonably be expected to (with or without notice or lapse of time) result in a revocation, suspension, cancellation, termination or material modification of any such Company Permit and the Company and its Subsidiaries (as applicable) are in compliance in all material respects with such Company Permit and (iii) no Governmental Authority has given written notice to the Company or any of its Subsidiaries of any revocation, suspension, cancellation, termination or material breach or material modification of any such Company Permit within the four year period prior to the date hereof (other than in relation to the expiration thereof in the ordinary course of business).

2.21 Undisclosed Liabilities. Except as set forth on Section 2.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability of a nature that would be required to be reflected on a consolidated balance sheet of the Company prepared as of the date hereof in accordance with GAAP (applied on a basis consistent with the Company’s Accounting Practices and Procedures), except for (a) liabilities reflected or reserved against on any of the Financial Statements (including in any notes thereto), (b) liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business, (c) liabilities disclosed (or within any materiality threshold contained in any other representation) in this Agreement or the Disclosure Schedule, (d) liabilities to be included in (or for which a reserve or accrual is to be included in) the computation of the Closing Statement, the Indebtedness Payoff Amount, Company Transaction Expenses and/or Net Working Capital and/or (e) liabilities arising pursuant to the terms of this Agreement.

2.22 Officers and Directors; Bank Accounts; Powers of Attorney. Section 2.22 of the Disclosure Schedule lists (a) all officers and directors of the Company and its Subsidiaries as of the date hereof, (b) all of the bank accounts of the Company and its Subsidiaries as of the date hereof, and (c) any outstanding powers of attorney executed on behalf of the Company or any Subsidiary of the Company.

2.23 Intentionally Omitted.

2.24 Inventory. Except as set forth on Section 2.24 of the Disclosure Schedule, the inventory of the Company and its Subsidiaries consists of a quality and quantity useable and saleable in the ordinary course of business, is in all material respects fit for the purpose for which it was procured or manufactured (and, to the extent consisting of inventory manufactured by the Company and its Subsidiaries, has been manufactured in conformity in all material respects with the applicable internal specifications of the Company and its Subsidiaries relating to its manufacture) and none of which is obsolete, damaged or defective, subject to the applicable reserves for, or adjustments to inventory balances with respect to, inventory writedowns or unmarketable, obsolete, defective and/or damaged inventory or similar reserves reflected on (or taken into account in determining the inventory balances reflected on) the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

2.25 Notes and Accounts Receivable. Except as set forth on Section 2.25 of the Disclosure Schedule, all the net notes receivable and net accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records in accordance with the Company’s Accounting Practices and Procedures and are valid receivables arising from sales in the ordinary course of business and are not subject to any material setoffs or counterclaims (other than with respect to credits for returned or damaged product or goods or similar setoffs or counterclaims), subject to the reserves for bad debt or doubtful accounts reflected on the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

2.26 Product Liability. Neither the Company nor any of its Subsidiaries has received any written notice in the five year period preceding the date hereof with respect to any material product liability claim against the Company or any of its Subsidiaries asserting that an alleged defect in any combined packaging product of the Company or any of its Subsidiaries caused any injury to any individual or property.

2.27 Customers and Suppliers. Section 2.27 of the Disclosure Schedule lists the (a) ten largest customers of the Company (on a consolidated basis) for each of the two most recent fiscal years of the Company in terms of aggregate total sales in dollars by the Company and its Subsidiaries, and (b) ten largest suppliers of the Company (on a consolidated basis) for each of the two most recent fiscal years of the Company in terms of aggregate total purchases in dollars by the Company and its Subsidiaries. Since the date of the Latest Balance Sheet, to the Company’s knowledge, (i) no customer listed on Section 2.27 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries and (ii) no supplier listed on Section 2.27 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or any of its Subsidiaries.

2.28 Internal Controls. Except as set forth in Section 2.28 of the Disclosure Schedule, each of the Company and its Subsidiaries maintains a system of internal control over financial reporting sufficient in all material respects to provide reasonable assurance regarding the reliability of such entity’s financial reporting and the preparation of financial statements in accordance with GAAP and to provide reasonable assurance in all material respects that: (i) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiaries; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that material transactions are being made only in accordance with authorizations of management and/or the board of directors (or equivalent entity) of the Company or the Subsidiaries, as applicable; and (iii) unauthorized acquisition, use or disposition of the Company’s or any of the Subsidiaries’ assets that could have a material effect on such entity’s financial statements are timely detected and/or prevented. Except as set forth in Section 2.28 of the Disclosure Schedule, there have been no material changes in such system of internal control over financial reporting during the ninety (90) days preceding the date hereof that have materially affected such system of internal control over financial reporting. Except as set forth in Section 2.28 of the Disclosure Schedule, to the Company’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of such system of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial information. Except as set forth in Section 2.28 of the Disclosure Schedule, to the Company’s knowledge, there have been no instances of fraud, whether or not material, that involve the Company’s or any of its Subsidiaries’ management or other employees who have a significant role in such entity’s system of internal control over financial reporting.

2.29 Absence of Certain Business Practices. The Company and its Subsidiaries are, and during the five (5) year period preceding the date hereof have been, in compliance with (i) all applicable Laws relating to the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company or any of its Subsidiaries does business and (ii) all applicable Laws relating to export control and trade sanctions or embargoes (including the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. and any applicable provisions of Section 999 of the Code).

2.30 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Except as set forth in the Disclosure Schedule, each Seller, solely for himself, herself or itself (on a several and not joint basis), represents and warrants to Buyer that:

3.01 Organization of Certain Sellers. Such Seller (if a corporation or other entity) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or other formation.

3.02 Authority; Execution and Delivery; Valid and Binding Agreement. Such Seller has all requisite capacity (if such Seller is an individual), power and authority to execute and deliver this Agreement and to perform such Seller’s obligations hereunder. This Agreement has been duly authorized, executed and delivered by such Seller. Assuming this Agreement is the valid and binding agreement of each of the other parties hereto, this Agreement constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 No Breach; Consents. Except (1) as set forth on Section 3.03 of the Disclosure Schedule, (2) as would not, in the aggregate, have a material and adverse effect on such Sellers’ ability to consummate the transactions contemplated by this Agreement and/or (3) for compliance with the applicable requirements of the HSR Act and applicable federal and state securities laws, the execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby to be consummated by such Seller do not (i) if such Seller is an entity, result in any breach of, constitute a default under or result in a violation of the provisions of such Seller’s certificate or articles of incorporation or bylaws or equivalent organizational documents (as applicable), (ii) result in any breach of, constitute a default under or result in a violation of the provisions of any material contract or material agreement to which such Seller is a party or bound, (iii) violate any applicable Law, order, judgment or decree to which such Seller is subject or (iv) require such Seller to obtain any authorization, consent or approval of or require such Seller to provide any notice to or make any filing with (x) any Governmental Authority under the provisions of any applicable Law, order, judgment or decree of any Governmental Authority to which such Seller is subject or (y) any other Person under the provisions of any material contract or material agreement to which such Seller is a party or bound.

3.04 [INTENTIONALLY OMITTED].

3.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by such Seller.

3.06 [INTENTIONALLY OMITTED].

3.07 Ownership of Shares. Such Seller is the record owner of the number of shares of Common Stock, Class A Preferred Stock, Class B Preferred Stock and/or Class C Preferred Stock set forth opposite such Seller’s name on Section 3.07 of the Disclosure Schedule. On and subject to the terms and conditions of this Agreement, at the Closing, such Seller shall transfer to Buyer all of such Seller’s right, title and interest in and to the Shares set forth opposite such Seller’s name on Section 3.07 of the Disclosure Schedule, free and clear of any Liens, other than applicable federal and state securities law restrictions and any Liens as may result from any action taken by Buyer or any of its Affiliates. Except as set forth on Section 3.07 of the Disclosure Schedule, such Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any capital stock of the Company. Except as set forth on Section 3.07 of the Disclosure Schedule, such Seller is not a party to any voting trust, proxy or other agreement with respect to the voting of any capital stock of the Company.

3.08 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), SUCH SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SUCH SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the other parties hereto that:

4.01 Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

4.02 Authorization; Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by Buyer. Assuming that this Agreement is a valid and binding obligation of the Company, the Sellers and the Seller Representative, this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Breach; Consents. Except for compliance with the applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not (i) result in any breach of, constitute a default under or result in a violation of the provisions of Buyer’s certificate or articles of incorporation or bylaws or equivalent organizational documents (as applicable), (ii) result in any breach of, constitute a default under or result in a violation of the provisions of any material contract or material agreement to which Buyer is a party or bound, (iii) violate any applicable Law, order, judgment or decree to which Buyer is subject or (iv) require Buyer to obtain any authorization, consent or approval of or require Buyer to provide any notice to or make any filing with (x) any Governmental Authority under the provisions of any applicable Law, order, judgment or decree of any Governmental Authority to which Buyer is subject or (y) any other Person under the provisions of any material contract or material agreement to which Buyer is a party or bound (other than the consent of Buyer’s lenders, which consent has already been obtained). Buyer has provided to the Company copies of all final environmental audits, reports and assessments relating to the Company’s or its Subsidiaries’ properties, facilities or operations that were prepared by any third party for Buyer and/or any of its Affiliates (including all final Phase I environmental reports prepared for the benefit of Buyer and/or any of its Affiliates).

4.04 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer, at law or in equity, before or by any Governmental Authority, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.05 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.06 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.07 Financing. Buyer has (and at Closing will have) sufficient unrestricted cash or other sources of immediately available unrestricted funds to enable Buyer to consummate the transactions contemplated by this Agreement, to satisfy its obligations hereunder on and after the Closing Date and to make payment of all amounts to be paid by it under this Agreement on and after the Closing Date.

4.08 Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that any of the representations and warranties of the Company and/or any of the Sellers in this Agreement are untrue or incorrect in any material respect. For purposes of this Section 4.08, “knowledge” shall mean the actual knowledge of Bob Tracy and Fred Birnbaum.

4.09 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer and each of its Subsidiaries (including the Company and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereby, Buyer and each of its Subsidiaries (including the Company and its Subsidiaries) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement, in each case on the part of Buyer and its Affiliates, with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Subsidiaries (including the Company and its Subsidiaries).

4.10 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN THIS ARTICLE IV, BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

PRE-CLOSING COVENANTS

5.01 Conduct of the Business.

(a) During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, except as (i) otherwise permitted by or contemplated by this Agreement, (ii) required by applicable Law, (iii) set forth on Section 5.01(a) of the Disclosure Schedule and/or (iv) consented to in writing by Buyer, the Company shall (and shall cause each of its Subsidiaries to) operate its businesses in the ordinary course of business in all material respects and substantially in the same manner as previously conducted and the Company and its Subsidiaries shall use commercially reasonable efforts to keep their respective present business organizations, material business relationships (including their present business relationships with their material lessors, licensors, suppliers, customers and employees) and properties substantially intact in all material respects (normal wear and tear, maintenance and repair excepted with respect to such properties); provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this Section 5.01(a), unless such action would constitute a breach of one or more of such provisions of Section 5.01(b). Notwithstanding the foregoing, the Company may use all available cash to repay any Indebtedness and Company Transaction Expenses prior to the Closing without violation or breach of any of the terms or provisions hereof.

(b) During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, except as (1) otherwise permitted by or contemplated by this Agreement, (2) set forth on Section 5.01(b) of the Disclosure Schedule, (3) required by applicable Law and/or (4) consented to in writing by Buyer, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) issue, sell or redeem any of its or any of its Subsidiaries’ capital stock, other than redemptions paid in cash;

(ii) issue, sell or redeem any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for, any capital stock (as applicable) of the Company or any of its Subsidiaries, other than redemptions paid in cash;

(iii) effect any stock dividend or stock split or pay any dividend with respect to the Company’s capital stock (except for dividends paid in cash prior to the Closing Date and dividends by any Subsidiary of the Company to another Subsidiary of the Company or to the Company);

(iv) amend its or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), except amendments required to comply with its obligations under this Agreement;

(v) become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of $500,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or committed and is disclosed in Section 5.01(b) of the Disclosure Schedule or that are otherwise described in the capital expenditure budget of the Company and/or any of its Subsidiaries for the fiscal year ending September 30, 2011;

(vi) except (1) in the ordinary course of business consistent with past practice, (2) as required or provided for by any collective bargaining agreement or other written agreement or plan in effect as of the date hereof (and disclosed in Section 5.01(b) of the Disclosure Schedule) and/or (3) as necessary to comply with Code Section 409A, grant any salary or wage increases, or modify or amend any Employee Benefit Plan in any manner that increases the amount of the liability attributable to the Company or any Subsidiary of the Company in respect of such Employee Benefit Plan following the Closing;

(vii) enter into any written employment agreement with any employees of the Company or any of its Subsidiaries, other than at-will employment arrangements terminable by the Company or one of its Subsidiaries without material severance liability;

(viii) except in the ordinary course of business, sell, lease, transfer, assign or otherwise dispose of any assets, tangible or intangible, owned by such Person (other than sales of inventory, product or obsolete assets in the ordinary course of business consistent with past practice);

(ix) transfer, assign or grant any exclusive license or sublicense of any material rights under or with respect to any Intellectual Property of the Company and/or any of its Subsidiaries;

(x) grant or create any Lien upon any of its assets, tangible or intangible, other than Permitted Liens;

(xi) create, incur, assume or guarantee more than $1,000,000 in the aggregate of new indebtedness for borrowed money and capitalized lease obligations, other than borrowings under any existing lines of credit or revolving credit facilities of the Company and/or any of its Subsidiaries;

(xii) except as required by GAAP (in which case, the Company shall promptly notify Buyer in writing), change any accounting methods, practices or principles used by the Company or any of its Subsidiaries as of the date hereof;

(xiii) other than purchases of inventory, product and similar assets in the ordinary course of business, acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization;

(xiv) implement any plant closing or layoff of employees requiring notice under the WARN Act; or

(xv) enter into any agreement in furtherance of any of the foregoing.

5.02 Access to Books and Records. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company will give Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access to the personnel, offices, properties, books and records of the Company and its Subsidiaries that are in the possession or under the control of the Company; provided that any such access (a) shall be during normal business hours on reasonable notice, (b) shall not, except as otherwise agreed in writing by the Seller Representative and the Company, include sampling or testing of soil, sediment, surface or ground water and/or building material, (c) shall not be required where such access would be prohibited or otherwise limited by, or would be in violation of, any applicable Law (including Anti-Trust Laws) or agreement and (d) shall not otherwise unreasonably interfere with the conduct of the business of the Company or any Subsidiary of the Company.

5.03 [INTENTIONALLY OMITTED].

5.04 [INTENTIONALLY OMITTED].

5.05 Exclusivity. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, the Company will not (and will cause its Subsidiaries not to) and no Seller (solely for itself, himself or herself and not for any other Person) will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person (other than Buyer, its Affiliates and their respective representatives) relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person (other than Buyer, its Affiliates and their respective representatives) to do or seek any of the foregoing. Each Seller (solely for itself, himself or herself and not for any other Person) agrees that such Seller will not vote his, her or its capital stock in favor of any such acquisition.

5.06 Tax Matters. From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with its terms, without the prior written consent of Buyer, except as required by applicable Law, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change its fiscal year, change any accounting method for Tax purposes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

5.07 Conditions. From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with its terms, on and subject to the terms and conditions hereof, the Company shall use its commercially reasonable efforts to obtain any third party consents referred to in Section 8.01(d) of the Disclosure Schedule (the “Material Consents”), to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein, in each case as promptly as practicable after the date hereof. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the “commercially reasonable efforts” of the Sellers (or any Seller), the Company (prior to Closing) and/or any Subsidiary of the Company (prior to Closing) as used in this Section 5.07 or elsewhere in this Agreement shall not require any of them to expend any money to remedy any breach of any representation, warranty, agreement or covenant hereunder, to commence any litigation or arbitration proceeding or to offer or grant any accommodation (financial or otherwise) to any third party; provided that if the Sellers (or any Seller), the Company (prior to Closing) and/or any Subsidiary of the Company (prior to Closing) elects to and actually does remedy any such breach, none of them shall be deemed to be in breach of such representation, warranty, agreement or covenant for any purpose under this Agreement (including for purposes of Section 8.01 and Article X).

ARTICLE VI

COVENANTS OF BUYER

6.01 Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company to, provide the Seller Representative, the Sellers and their authorized representatives with reasonable access, during normal business hours, to the books, records (including accountant’s work papers), properties, facilities and employees of the Company and its Subsidiaries with respect to periods prior to the Closing Date and/or in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Seller Representative, Buyer shall not permit the Company or any of its Subsidiaries, for a period of seven years following the Closing Date, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty days prior written notice to the Seller Representative and offering to surrender to the Seller Representative such books and records or such portions thereof.

6.02 Director and Officer Liability and Indemnification.

(a) After the Closing, Buyer shall, and shall cause the Company to continue to, indemnify and hold harmless each present and former director and officer (and similar functionary) of the Company and its Subsidiaries (each a “Covered Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to Closing (excluding fraudulent, willful and criminal misconduct, and excluding any claims under this Agreement against a Covered Person solely in the Covered Person’s capacity as a Seller party to this Agreement), whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or any of its Subsidiaries would have been required under applicable law and/or any of the certificates of incorporation, by-laws and/or other organizational documents of any of the Company and its Subsidiaries (collectively, the “Constitutive Documents”) in effect on the date hereof (including the advancing of expenses as incurred to the fullest extent permitted under applicable law); provided, however, the person to whom such expenses are advanced provides an unsecured undertaking to the Company to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) During the period from the Closing until the six year anniversary of the Closing Date, (x) Buyer shall cause the Constitutive Documents of the Company and each of its Subsidiaries to contain the provisions with respect to indemnification and exculpation set forth in the Constitutive Documents of the Company and its Subsidiaries on the date of this Agreement, and (y) Buyer shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Constitutive Documents of the Company or any of its Subsidiaries relating to the exculpation or indemnification of any Covered Person (unless required by law), it being the intent of the parties that the Covered Persons shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

(c) At the Closing, Buyer shall purchase a fully-paid up extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage covering the Covered Persons who are presently covered by the Company’s and its Subsidiaries’ officers’ and directors’ liability insurance policies with respect to actions and omissions occurring at or prior to the Closing in a form reasonably acceptable to the Seller Representative that shall provide such Covered Persons for six (6) years following the Closing with coverage no less extensive than the existing directors’ and officers’ liability insurance coverage maintained by the Company and its Subsidiaries and having other terms no less favorable to the Covered Persons covered thereby than the existing coverage.

(d) In the event that after the Closing Date, Buyer or the Company, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the indemnification and other obligations of such Persons, including under this Section 6.02.

(e) The provisions of this Section 6.02 are intended to be for the benefit of, and shall be enforceable by, each Covered Person.

6.03 Conditions. From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with its terms, on and subject to the terms and conditions hereof, Buyer shall use commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein, in each case as promptly as practicable after the date hereof.

6.04 Contact with Customers, Suppliers, Etc. Prior to the Closing, Buyer shall not contact and/or communicate with, and shall cause its Affiliates, representatives, agents and other advisors not to, contact and/or communicate with any employee, officer, director, customer, supplier or other material business relation of the Company and/or any of its Subsidiaries in connection with the transactions contemplated hereby or otherwise with respect to matters pertaining to the Company, any of its Subsidiaries and/or any of their respective businesses, except those individuals identified on Section 6.04 of the Disclosure Schedule or with the prior written consent of the Seller Representative or the Company.

6.05 Employee Benefits. For eligibility and vesting purposes under the employee benefit plans of Buyer and its Affiliates providing benefits after the Closing Date, Buyer shall cause each employee who is as of the Closing Date an employee of the Company or any of its Subsidiaries to be credited with his or her years of service with the Company or such Subsidiary, as applicable, before the Closing Date, to the same extent as such employee was entitled, before the Closing Date, to credit for such service under any similar Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) Buyer shall provide that each employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Buyer and its Affiliates for the benefit of employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable employee benefit plan in which such employee participated immediately before the Closing Date (such Plans, collectively, the “Old Plans”), unless such waiting time applied under the Old Plans; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (unless such exclusions or requirements applied under the Old Plans), and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

6.06 Confidentiality. Buyer hereby agrees to be bound by the Confidentiality Agreement, dated October 11, 2010, between Boise Inc. and Houlihan Lokey Capital, Inc. (on behalf of the Company) (the “Confidentiality Agreement”), with and to the same extent as Boise Inc., as though originally party thereto, and Buyer acknowledges that it and its representatives and advisors remain bound by the Confidentiality Agreement. Without limiting the foregoing, prior to the Closing Date and after any termination of this Agreement, Buyer shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all documents and information concerning the Company or any Subsidiary of the Company or any Seller furnished to Buyer or any of its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and/or agents in connection with the transactions contemplated by this Agreement in the manner and for the term specified in the Confidentiality Agreement.

6.07 WARN Act Notice. For a period of ninety days after the Closing Date, Buyer shall not, and shall cause the Company and its Subsidiaries not to, take any action as would trigger any liability under the WARN Act or any similar Laws. Buyer shall be solely responsible for providing any notice or other filing required under the WARN Act or any similar Laws in respect of the termination after the Closing of the employment of any employee of the Company or any of its Subsidiaries, and shall indemnify and hold the Sellers harmless from any liability arising from any failure of Buyer to comply fully with this Section 6.07.

6.08 Letters of Credit. Concurrently with the Closing, Buyer will arrange to replace all of the letters of credit of the Company and/or its Subsidiaries set forth on Section 6.08 of the Disclosure Schedule to the extent such letters of credit are terminated at or prior to the Closing in connection with the transactions contemplated hereby.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.01 Acknowledgment by Buyer.

(a) Buyer acknowledges that it has conducted an independent investigation, review and analysis of the financial condition, results of operations, assets, liabilities and properties of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and the representations and warranties of the Company and the Sellers expressly and specifically set forth in this Agreement (as qualified by the Disclosure Schedule). BUYER ACKNOWLEDGES AND AGREES SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received from or on behalf of the Company, its Subsidiaries or the Sellers certain estimates, projections and other forecasts and plans. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that actual results may vary. Accordingly, Buyer acknowledges that it has relied solely upon its own independent investigation and the representations and warranties of the Company and the Sellers expressly and specifically set forth in this Agreement (as specifically qualified by the Disclosure Schedule). Buyer further acknowledges and agrees that neither the Company, nor any of its Subsidiaries nor any of the Sellers make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts).

7.02 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) The Company and its Subsidiaries shall, at their sole cost and expense, timely prepare and timely file all Tax Returns of the Company or any Subsidiary of the Company due (after taking into account all appropriate extensions) on or prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and its Subsidiaries. At least thirty (30) days prior to the due date (after taking into account all appropriate extensions) of any material income Tax Return that is to be filed by the Company or any Subsidiary of the Company after the date hereof but prior to the Closing Date, the Company shall submit a draft of such Tax Return to the Buyer for its review and comment. The Company and its Subsidiaries shall incorporate any reasonable comments made by the Buyer prior to the filing of such Tax Return.

(ii) Buyer, at its sole cost and expense, shall timely prepare or cause to be timely prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries for a Pre-Closing Tax Period or Straddle Period that are due (after taking into account all appropriate extensions) after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and its Subsidiaries and, to the extent applicable, the conventions provided in Section 7.02(a)(iii). At least thirty (30) days prior to the due date (after taking into account all appropriate extensions) of any material income Tax Return of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period (or any Tax Return that shows a Tax that is payable that the Buyer believes is any Sellers’ obligation to pay or indemnify under this Agreement), or the filing of any amended Tax Return as permitted under Section 7.02(a)(iv), Buyer shall submit a draft of such Tax Return to the Seller Representative for its review and comment. Buyer shall cause the Company or applicable Subsidiary to incorporate any reasonable comments made by the Seller Representative prior to the filing of such Tax Return.

(iii) For purposes of preparing all Tax Returns, and for purposes of determining whether to make (or not to make) certain Tax elections, the Sellers, the Seller Representative and Buyer agree to use the following conventions (and to cause the Company and each Subsidiary of the Company and Buyer’s other Affiliates to use the following conventions):

(A) Any Transaction Deductions resulting from the payment or accrual of an amount in a Pre-Closing Tax Period shall be treated as occurring on the Closing Date and no party hereto shall make any election under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. applicable Law) to apply the “next day rule” to such deductions.

(B) Any gains, income, deductions, losses, or other items resulting from transactions outside of the ordinary course of business and not contemplated by this Agreement occurring on the Closing Date at the direction of the Buyer, but after the Closing, shall be treated as occurring on the day after the Closing Date and each party hereto shall utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. applicable Law) for purposes of reporting such items on applicable Tax Returns.

(C) No party shall make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any similar provision of state, local, or non-U.S. applicable Law) to ratably allocate items incurred by the Company or any of its Subsidiaries.

(D) All elections and decisions permitted under applicable Tax Law with respect to whether or not to carryback a net operating loss or other Tax attribute or Tax credit recognized in a Pre-Closing Tax Period shall be made so that the net operating loss, Tax attribute or Tax credit is first carried back to the extent permitted under applicable Tax laws prior to being carried forward into a Post-Closing Tax Period; provided, however, that this Section 7.02(a)(iii)(D) shall only apply if such election or decision will result in a refund of, or a reduction in, Taxes for such Pre-Closing Tax Period exceeding $50,000.

(E) To the extent permissible under applicable Laws, to elect to have each Tax year of the Company and its Subsidiaries end on the Closing Date and, if such election is not permitted or required in a jurisdiction such that the Company or any Subsidiary of the Company is required to file a Tax Return for Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (a) in the case of Income Taxes, Taxes imposed on sales or receipts and Taxes imposed on payments, the amount attributable to such portion shall be determined as if the Company or Subsidiary of the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology”; and (b) in the case of all other Taxes, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period that ends on the Closing Date based on the relative number of days in such portion as compared to the number of days in the entire Straddle Period.

(F) No election under Code Section 338(g) shall be made with respect to the acquisition (or deemed acquisition) of the Company or any domestic Subsidiary of the Company.

(G) Each party shall treat the interest and other earnings on the Escrow Agreement as interest and other earnings of the Buyer in accordance with the transition rules set forth in Proposed Treasury Regulation Section 1.468-8(h)(2) and ensure that the Escrow Agreement includes provisions consistent with such treatment.

(iv) Unless required under applicable Tax Law or as a result of a determination of a Governmental Authority that is final, Buyer shall not, and shall not allow the Company or any Subsidiary of the Company, to amend a Tax Return for a Pre-Closing Tax Period or Straddle Period (or claim a refund for Taxes for a Pre-Closing Tax Period or Straddle Period) without the prior written permission of the Seller Representative.

(b) Cooperation on Tax Matters. Buyer, the Company and its Subsidiaries, the Seller Representative and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.02 and any audit, litigation or other proceeding with respect to Taxes (including Tax Contests). Such cooperation shall include the retention for the full period of any statute of limitations and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries, and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements relating to Taxes entered into with any Governmental Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries, or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(c) Transfer Taxes. The Sellers, on the one hand, and Buyer, on the other hand, will each pay one-half of any documentary, stamp, stock transfer, registration, recording or similar Tax or charge imposed on the Company and its Subsidiaries or one or more of the Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The parties agree to cooperate with each other in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably requested by the other party that is reasonably necessary to complete such returns.

(d) Tax Contest.

(i) If any Governmental Authority issues to the Company or any Subsidiary of the Company (1) a notice of its intent to audit or conduct another legal proceeding with respect to a Tax Return or Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period or Straddle Period or (2) a notice of deficiency for Taxes for any such period, Buyer or the Company shall notify the Seller Representative of its receipt of such communication from the Governmental Entity within twenty (20) days of receipt. The Company or applicable Subsidiary of the Company shall control any audit or other legal proceeding in respect of any Taxes or Tax Returns of the Company or any Subsidiary of the Company (a “Tax Contest”); provided, however, (1) the Seller Representative, at the Sellers’ sole cost and expense, shall have the right to participate in any Tax Contest to the extent it relates to a Pre-Closing Tax Period and (2) Buyer shall not, and shall not allow the Company or any Subsidiary of the Company to settle, resolve or abandon a Tax Contest (whether or not the Seller Representative participates) for a Pre-Closing Tax Period or a Straddle Period without the prior written consent of the Seller Representative (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, if there is a settlement proposal that the Buyer believes is reasonably acceptable (and is acceptable to the Governmental Authority) and the Seller Representative has not consented to such settlement in accordance with this Section 7.02(d), the Buyer can settle, or cause the Company or the applicable Subsidiary of the Company to settle, the Tax Contest on such terms if the Sellers have not provided collateral equal to 125% of the Taxes that would have been payable under the proposed settlement or otherwise provided Buyer with assurances (deemed adequate by the Buyer in its commercially reasonable judgment) that the Sellers will ultimately pay the Taxes with respect to such Tax Contest and all costs and expenses of the Buyer, the Company and any Subsidiary of the Company with respect to the continuation of such Tax Contest.

(ii) If the Seller Representative elects to participate in a Tax Contest, (1) the Seller Representative shall notify Buyer of such intent (2) Buyer shall control, or cause the Company or applicable Subsidiary of the Company to control, such Tax Contest in a commercially reasonable manner (3) Buyer shall (and shall cause the Company and its Subsidiaries to) take all actions necessary to allow the Seller Representative (and its counsel) to fully participate in such Tax Contest and (4) if requested by the Seller Representative, Buyer shall settle (or cause the Company or applicable Subsidiary of the Company to settle) any such Tax Contest on terms acceptable to the Governmental Authority and the Seller Representative, provided that (x) such settlement will not result in the Buyer or any Affiliate of the Buyer incurring any Tax in a Post-Closing Tax Period (or portion of a Straddle Period ending after the Closing Date) and (y) if the funds are not available in the Escrow Account, the Sellers have provided to the Company or the Buyer all of the funds that Sellers are obligated to pay under this Agreement with respect to the settlement. The Seller Representative’s right to participate shall include: (a) consulting with Buyer or the Company or any Subsidiary of the Company (and their counsel) regarding the conduct of such Tax Contest; (b) timely receiving from Buyer, the Company, or any Subsidiary of the Company all correspondence and other documents received regarding the Tax Contest from the applicable Governmental Authority; (c) reviewing or commenting on any correspondence and other documents that will be provided to the Governmental Authority with respect to such Tax Contest; and (d) participating in any conferences or meetings with any Governmental Authority (or counsel for Buyer, the Company or any of its Subsidiaries) that are with respect to the Tax Contest.

(iii) If the Seller Representative does not participate in a Tax Contest, (1) Buyer shall control, or cause the Company or applicable Subsidiary of the Company to control, such Tax Contest in a commercially reasonable manner, (2) Buyer shall keep the Seller Representative reasonably informed regarding the status of such Tax Contest and (3) if requested by the Seller Representative, Buyer shall settle (or cause the Company or applicable Subsidiary of the Company to settle) any such Tax Contest on terms acceptable to the Governmental Authority and the Seller Representative, provided that (x) such settlement will not result in the Buyer or any Affiliate of the Buyer incurring any Tax in a Post-Closing Tax Period (or portion of a Straddle Period ending after the Closing Date) and (y) if the funds are not available in the Escrow Account, the Sellers have provided to the Company or the Buyer all of the funds that Sellers are obligated to pay under this Agreement with respect to the settlement.

(e) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements between the Company and its Subsidiaries and any Seller shall automatically be deemed terminated as of the Closing Date such that none of the Sellers, the Company and its Subsidiaries shall be bound thereby or have any liability thereunder.

(f) Tax Refunds.

(i) All refunds of Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 7.02(a)(iii)(E) (whether in the form of cash received or a credit against Taxes otherwise payable) shall be property of the Sellers to the extent not included as a current asset in the computation of the Net Working Capital. To the extent that Buyer, the Company and/or any Subsidiary of the Company receives a refund that is the property of the Sellers, Buyer shall pay to the Seller Representative for distribution to the Sellers in accordance with their respective Percentage Shares the amount of such refund (and interest received from the Governmental Authority). The amount due to, or on behalf of, the Sellers shall be payable ten (10) days after the receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit, ten (10) days after the due date of the Tax Return claiming the credit).

(ii) Notwithstanding the foregoing, Buyer shall not be required to make any payment under this Section 7.02(f) (1) prior to the 30th day following the expiration of the applicable statute of limitations for the collection of the Tax being refunded or (2) with respect to any refund for Taxes if the Sellers are not, at the time the refund is required to be paid to the Sellers, required to indemnify the Buyer for any Taxes as a result of the application of the Cap (or to the extent the Sellers would not at the time the refund is received be required under this Agreement to indemnify the Buyer for the loss or reduction in the refund).

(iii) Provided that such actions will result in a refund of, or a reduction in, Taxes for such Pre-Closing Tax Period exceeding $50,000 and provided that Sellers reimburse Buyer for its costs and expenses of taking such actions, Buyer shall (and shall cause the Company and any Subsidiary of the Company or other Affiliates of the Buyer to) take all commercially reasonable actions necessary, or requested by the Seller Representative, to timely claim a refund for Taxes (or timely claim a Tax Benefit) that would result in a payment to (or reduction in a Loss payable by) the Sellers under this Agreement. Such actions shall include, as applicable, timely filing an IRS Form 1139 (and comparable form for state or local or non U.S. Tax purposes) to claim a refund from the carrying back of any net operating loss incurred in the year ending on the Closing Date and an IRS Form 4466 (and comparable form for state or local or non-U.S. Tax purposes) claiming a refund for the overpayment of an estimated Taxes paid on or prior to the Closing Date).

7.03 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement on and subject to the terms and conditions hereof.

7.04 Litigation Support. In the event and for so long as any party hereto actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, at the reasonable request of the contesting or defending party, each of the other parties hereto will use their commercially reasonable efforts to cooperate with the contesting or defending party and its counsel in the contest or defense, to provide reasonable access to its personnel upon reasonable notice and at reasonable times and to provide reasonable access to its books and records as shall be reasonably necessary in connection with the contest or defense, in each case, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article X below).

7.05 Transition. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, no Seller listed on Section 7.05 of the Disclosure Schedule (solely for itself, himself or herself and not for any other Person) shall knowingly take any action that is primarily designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other material business associate of the Company or any of its Subsidiaries from maintaining substantially the same business relationships with the Company and its Subsidiaries immediately following the Closing as it maintained with the Company and its Subsidiaries as of immediately prior to the date hereof; it being understood and agreed, for the avoidance of doubt, that any action taken by any such Seller in complying with the terms of this Agreement shall not be deemed to be a breach of this Section 7.05.

7.06 Confidentiality.

(a) During the two (2) year period immediately following the Closing, each Seller will treat and hold the Confidential Information as confidential in accordance with the terms of this Section 7.06(a). Nothing in this Section 7.06(a), however, shall prohibit or otherwise limit any Seller (i) from using or disclosing Confidential Information in connection with this Agreement and/or any of the transactions contemplated hereby, including in connection with enforcing the terms of this Agreement or any other agreement or instrument executed and delivered in connection herewith and/or in connection with defending any claim, action, proceeding or inquiry against or involving the Company, any of its Subsidiaries, any Seller or any Affiliate of any such Seller, (ii) if such person is then an employee of the Company, any of its Affiliates or Buyer or any of its Affiliates, from using or disclosing Confidential Information in furtherance of such person’s work for any such entities, (iii) from using or disclosing Confidential Information to the extent required by law or regulatory process, (iv) from disclosing any Confidential Information to any of its Affiliates, direct or indirect equityholders or partners and/or any of their respective lenders, auditors, accountants or other advisors on a confidential basis, (v) from using or disclosing Confidential Information consisting of the Company’s and its Subsidiaries’ pre-Closing financial performance (and similar information) in connection with any direct or indirect fundraising or marketing efforts by any such Seller or any of such Seller’s Affiliates and/or in connection with any reporting obligations to such Seller’s direct or indirect equityholders or partners provided that any recipients of such information are obligated to treat it as confidential and/or (vi) from disclosing or using any of the information described on Section 7.06(a) of the Disclosure Schedule (whether or not any such information would be considered “Confidential Information”). In the event that any Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process (in each case which is unrelated to this Agreement and/or the transactions contemplated hereby) to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.06(a). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, legally compelled to disclose any such Confidential Information described in the preceding sentence, that Seller may disclose the Confidential Information to the tribunal without liability; provided, however, that the disclosing Seller shall use his, her, or its commercially reasonable efforts to assist Buyer in seeking to obtain, at the reasonable request of Buyer (and at Buyer’s cost and expense), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(b) Reference is hereby made to that certain Confidentiality Agreement dated December 7, 2010 between Boise Inc. and the Company (the “Buyer Confidentiality Agreement”). Effective as of the earlier to occur of (i) the Closing Date and (ii) the first date on which a public announcement or press release is issued concerning or relating to this Agreement, Buyer (on behalf of itself and its Affiliates, including Boise Inc.) and the Company acknowledge and agree that the Buyer Confidentiality Agreement is hereby terminated and cancelled, in each case with no liability or obligation on the part of the Company or any Tharco Company (as such term is used in the Buyer Confidentiality Agreement) or any of their respective Representatives (as such term is used in the Buyer Confidentiality Agreement) and Buyer shall cause Boise Inc. to deliver to the Seller Representative an acknowledgement of such termination and cancellation in form and substance reasonably satisfactory to the Seller Representative.

7.07 Regulatory Compliance. Buyer and the Company shall each make or cause to be made, promptly (but in any event within five business days) after the date hereof, any filings and submissions required of such Person under the HSR Act and any other Anti-Trust Laws in respect of this Agreement and/or the transactions contemplated hereby, and Buyer shall pay all filing and similar fees payable by any Person in connection therewith. With respect to any filings required under the HSR Act, Buyer and the Company shall seek early termination of the waiting period under the HSR Act. Buyer and the Company shall each use their respective commercially reasonable efforts to promptly respond and comply as expeditiously as possible with any additional requests made by Antitrust Authorities for information from such Person in respect of any such filing or submission, including requests for production of documents and production of witnesses for interviews or depositions by any Antitrust Authorities, and to use their respective commercially reasonable efforts to cause any applicable waiting periods or other requirements under the HSR Act or such other applicable antitrust regulation to terminate or expire at the earliest possible date. Buyer and the Company shall promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of any such submission or filing with any Antitrust Authority. In addition, each of Buyer and the Company shall use its commercially reasonable efforts to cooperate with the other party in exchanging such information and providing such reasonable assistance as the requesting party may reasonably request in connection with all of the foregoing. Each of Buyer and the Company shall (i) consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Antitrust Authority, (ii) have the right to have a representative present at any such meeting and (iii) not (x) extend any waiting period under the HSR Act or any other applicable Anti-Trust Law, or (y) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other party. Buyer and Company shall each make or cause to be made, promptly (but in no event beyond the applicable regulatory deadline) after the date hereof, all filings and submissions, if any, set forth on Section 7.07 of the Disclosure Schedule that are required of such Persons to be made prior to the Closing under applicable Environmental Laws. Buyer shall pay all filing and similar fees payable by any person in connection therewith.

7.08 Other Matters.

(a) Notwithstanding any provision herein to the contrary (and without limiting any of the rights and remedies of any of the Sellers and/or, prior to the Closing, the Company under this Agreement or otherwise), Buyer acknowledges and agrees (on behalf of itself and the other Buyer Indemnified Parties) that (i) none of the events, changes, actions and/or developments described on Section 7.08 of the Disclosure Schedule (collectively, such events, changes, actions and developments, the “Excluded Events”) shall be taken into account in determining whether there has been or will be a Material Adverse Effect and, for the avoidance of doubt, none of the Excluded Events shall be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect, (ii) neither the Company nor any of the Sellers shall be deemed to be in breach of any representation, warranty, covenant and/or agreement hereunder to the extent reasonably attributable to any of the Excluded Events (including for purposes of Section 8.01) and (iii) and no Seller shall have any liability of any nature under Article X or otherwise under this Agreement with respect to any Excluded Event.

(b) Reference is hereby made to that certain Amended and Restated Shareholders Agreement, dated September 17, 2009 (as amended, modified and/or supplemented from time to time, the “Shareholders Agreement”), by and among the Company and the other Persons party thereto. Each of the Sellers and the Company hereby (i) waives the application of any applicable notice provisions set forth therein with respect to the transactions contemplated hereby and (ii) agrees that, upon consummation of the Closing, all rights and obligations of the parties to the Shareholders Agreement thereunder shall terminate without obligation or liability to any party thereunder and the Shareholders Agreement shall be deemed terminated, null and void and of no further effect. Reference is hereby made to that certain Registration Rights Agreement, dated September 17, 2009 (as amended, modified and/or supplemented from time to time, the “Registration Rights Agreement”), by and among the Company and the other Persons party thereto. Each of the Sellers and the Company agrees that, upon consummation of the Closing, all rights and obligations of the parties to the Registration Rights Agreement thereunder shall terminate without obligation or liability to any party thereunder and the Registration Rights Agreement shall be deemed terminated, null and void and of no further effect. In addition, the Company and each Seller hereby waives the application of any applicable notice provisions set forth in the Company’s certificate of incorporation (as amended to date) with respect to the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO CLOSING

8.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Buyer’s waiver) of the following conditions on or before the Closing Date:

(a) The representations and warranties of the Company and the Sellers set forth in Articles II and III hereof shall be true and correct at and as of the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such particular dates), except (i) for changes or developments contemplated by this Agreement and/or (ii) where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect; it being understood that, for purposes of determining the accuracy of such representations and warranties under this Section 8.01(a), all “material,” “materiality,” “Material Adverse Effect” or similar limitations or qualifications set forth in such representations and warranties shall be disregarded (except for purposes of the representations and warranties in Section 2.05, the first sentence of Section 2.06 and Section 2.21);

(b) The Company and the Sellers shall have substantially performed all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) No action, suit, proceeding or charge shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree or ruling would (i) prevent the consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree or ruling shall be in effect), (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree or ruling shall be in effect) or (iii) declare unlawful the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree or ruling shall be in effect);

(d) All consents which are set forth on Section 8.01(d) of the Disclosure Schedule shall have been obtained;

(e) [INTENTIONALLY OMITTED];

(f) The Seller Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(g) The Company or the Seller Representative (on behalf of the Sellers), as the case may be, shall have delivered to Buyer each of the following:

(i) a certificate of the Company in a form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 8.01(a) and 8.01(b), as they relate to the Company, have been satisfied;

(ii) a certificate of the Sellers in a form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 8.01(a) and 8.01(b), as they relate to the Sellers, have been satisfied;

(iii) copies of the certificate of incorporation (or similar organizational document) of the Company and each of its Subsidiaries, certified by the Secretary of State (or comparable officer or authority) of the jurisdiction of each such Person’s incorporation or organization within fifteen days of the Closing Date;

(iv) copies of the certificates of good standing of the Company and each of its Subsidiaries, dated within fifteen (15) days of the Closing, from the Secretary of State (or comparable officer or authority) of the jurisdiction of each such Person’s organization and of each jurisdiction in which each such Person is qualified to do business;

(v) resignations, effective as of the Closing, from each of the directors of the Company and its Subsidiaries listed on Section 8.01(g)(v) of the Disclosure Schedule (to the extent such individuals are serving as directors of the Company and/or any of its Subsidiaries as of the Closing Date) from their positions as directors of the Company and/or any of its Subsidiaries;

(vi) a certificate of the secretary of the Company, in form and substance reasonably satisfactory to Buyer, as to: (i) any resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, (ii) no amendments to the certificate of incorporation (or similar organizational document) of the Company and each of its Subsidiaries delivered to Buyer pursuant to clause (iii) above since the date such certificate of incorporation (or similar organizational document) was certified by the applicable Secretary of State (or comparable officer or authority) as specified in clause (iii) above; and (iii) the incumbency and signature of the officers of the Company executing this Agreement on behalf of the Company; and

(vii) payoff letters in a form reasonably satisfactory to Buyer with respect to the Indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of immediately prior to the Closing from any payee thereof, which letters shall contain (or be accompanied by) appropriate releases for all liens against the assets and/or properties of the Company and its Subsidiaries with respect to such Indebtedness upon the payoff of such Indebtedness at Closing; and

(h) Since the date of this Agreement, no Material Adverse Effect shall have occurred.

Any condition in this Section 8.01 may be waived by Buyer; provided, however, that no such waiver will be effective against Buyer unless it is set forth in a writing executed by Buyer.

8.02 Conditions to Sellers’ and the Company’s Obligations. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the waiver by the Seller Representative on behalf of the Sellers and the Company) of the following conditions on or before the Closing Date:

(a) The representations and warranties of Buyer set forth in Article IV shall be true and correct at and as of the Closing Date as though then made (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such particular dates), except (i) for changes or developments contemplated by this Agreement and/or (ii) where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material and adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement; it being understood that, for purposes of determining the accuracy of such representations and warranties under this Section 8.02(a), all “material,” “materiality,” “material adverse effect” or similar limitations or qualifications set forth in such representations and warranties shall be disregarded (except for purposes of the representation and warranty in Section 4.08);

(b) Buyer shall have substantially performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; provided that Buyer shall have fully performed each of its agreements and covenants set forth in Section 1.03(b) in all respects;

(c) No action, suit, proceeding or charge shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree or ruling would (i) prevent the consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree or ruling shall be in effect), (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree or ruling shall be in effect) or (iii) declare unlawful the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree or ruling shall be in effect);

(d) [INTENTIONALLY OMITTED];

(e) Buyer shall have delivered to the Seller Representative certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(f) Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

(g) Buyer shall have delivered to the Seller Representative a certificate of Buyer in a form reasonably satisfactory to the Seller Representative, dated as of the Closing Date, stating that the preconditions specified in Sections 8.02(a) and 8.02(b) have been satisfied.

Any condition in this Section 8.02 may be waived by the Seller Representative; provided, however, that no such waiver will be effective against the Company, the Seller Representative and/or any Seller unless it is set forth in a writing executed by the Seller Representative.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Seller Representative and Buyer;

(b) by Buyer, if there has been a material breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition in Section 8.01 to the obligations of Buyer at the Closing and such breach has not been waived by Buyer or cured by the Company or the Sellers within ten days after the Company’s or the Seller Representative’s receipt of written notice thereof from Buyer;

(c) by the Seller Representative, if there has been a material breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition in Section 8.02 to the obligations of the Sellers and the Company at the Closing and such breach has not been waived by the Seller Representative or cured by Buyer within ten days after Buyer’s receipt of written notice thereof from the Seller Representative, the Company or any Seller (provided that the failure of Buyer to deliver the consideration pursuant to Section 1.03 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller Representative);

(d) by Buyer if the Closing has not occurred on or before March 31, 2011; provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if Buyer’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(e) by the Seller Representative if the Closing has not occurred on or before March 31, 2011; provided that the Seller Representative shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Company’s or the Sellers’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 9.01 shall give written notice of such termination to the other parties hereto.

9.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Seller Representative as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Section 6.04 (Contact with Customers and Suppliers), Section 6.06 (Confidentiality), Section 7.06(b), Section 7.08(a) and Articles XI (Seller Representative) and XIII (Miscellaneous) and the Confidentiality Agreement, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, the Seller Representative, the Company and/or any of the Sellers to one another, except for willful or knowing breaches of this Agreement prior to the time of such termination. Notwithstanding any provision herein to the contrary, if the transactions contemplated by this Agreement shall be terminated for any reason, (i) Buyer shall return all documents and other material received from any of the Company, any of its Affiliates, any of the Sellers and/or any of their respective businesses and/or any of the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and (ii) all confidential information received by Buyer or any of its Affiliates or representatives with respect to or relating to the Company, any of its Affiliates, any of the Sellers and/or any of their respective businesses and/or any of the transactions contemplated hereby shall be treated as strictly confidential in accordance with the Confidentiality Agreement.

ARTICLE X

INDEMNIFICATION

10.01 Survival Period. The representations and warranties, covenants and agreements set forth in this Agreement shall survive the Closing for a period beginning on the Closing Date and ending on the fifteen (15) month anniversary of the Closing Date (the “Survival Period”) and shall thereafter be of no further force or effect; provided that (i) the applicable Survival Period for the representations and warranties contained in Section 2.09 (Tax Matters) and the obligations of the Sellers under Section 10.02(b)(iv) shall be the period beginning on the Closing Date and ending on the 30th day following the expiration of the applicable statute of limitations for the collection of the applicable Tax, (ii) the applicable Survival Period for the representations and warranties contained in Section 3.07 (Ownership of Shares) shall be the period beginning on the Closing Date and ending on the expiration of the statutory limitations period applicable thereto, (iii) the applicable Survival Period for the Fundamental Representations (other than the representations and warranties contained in Section 3.07) shall be the period beginning on the Closing Date and ending on the twenty-seven (27) month anniversary of the Closing Date, (iv) the applicable Survival Period for the obligations of the Sellers under Section 10.02(b)(iii) shall be the period beginning on the Closing Date and ending on the three (3) year anniversary of the Closing Date and (v) with respect to any covenant or agreement contained herein that contemplates performance or observance, as the case may be, after the fifteen (15) month anniversary of the Closing Date, the Survival Period for such covenant or agreement shall, except as otherwise provided herein in the case of Sections 10.02(b)(iii) and 10.02(b)(iv) (which covenants shall survive for the periods specified in clauses (iv) and (iii) above, respectively), continue through the period of such contemplated performance or observance, as the case may be; provided further that, for the avoidance of doubt, that the applicable Survival Period for any such covenant or agreement described in clause (v) of the preceding proviso shall end upon the expiration of the period of such contemplated performance or observance, as the case may be, for such particular covenant or agreement, at which time such covenant or agreement shall expire and be of no further force and effect.

10.02 Indemnification by the Sellers for the Benefit of Buyer.

(a) Subject to the applicable provisions and limitations of this Article X, after the Closing, each Seller, severally as to itself, herself or himself only and not jointly as to or with any other Seller, shall indemnify Buyer, the Company, the Subsidiaries of the Company (in the case of the Company and its Subsidiaries, after the Closing, if the Closing occurs) and each of their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any actual loss, fine, liability, damage, cost or expense (including reasonable legal fees and expenses, but excluding consequential, special, exemplary and punitive damages) (collectively, “Losses” and individually, a “Loss”) which the Buyer Indemnified Parties actually suffer, sustain or incur arising out of or as a result of: (i) any breach of any representation or warranty of such Seller contained in Article III of this Agreement; or (ii) any breach of any covenant or agreement of such Seller contained in this Agreement. For the avoidance of doubt, the representations, warranties, covenants and agreements contained in this Agreement that are made specifically and solely by a particular Seller are the obligations of that particular Seller only (subject, in any such case, to the applicable provisions and limitations of this Article X) and the other Sellers shall not be responsible therefor (including with respect to such Seller’s

Percentage Share of the Escrow Amount). For the avoidance of doubt, the term “Buyer Indemnified Parties” as used in this Agreement shall not be deemed to include the Company and its Subsidiaries and any of their respective successors or assigns unless and until the Closing shall have occurred under this Agreement.

(b) Subject to the applicable provisions and limitations of this Article X, after the Closing, each Seller, severally as to itself, herself or himself only and not jointly as to or with any other Seller, shall indemnify the Buyer Indemnified Parties from and against such Seller’s Percentage Share of any Loss which the Buyer Indemnified Parties actually suffer, sustain or incur arising out of or as a result of: (i) any breach of any representation and warranty of the Company contained in Article II of this Agreement; (ii) any breach of any covenant or agreement of the Company contained in this Agreement to be performed or complied with by the Company prior to the Closing; (iii) the matters set forth on Section 10.11(a) of the Disclosure Schedule (such matters, the “Post-Closing Items”); or (iv) the following Taxes: (1) any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date as determined under Section 7.02(a)(iii)(E)); (2) any Taxes that the Company or any of its Subsidiaries are liable for (including pursuant to Treasury Regulation section 1.1502-6 or an analogous provision of state, local, or foreign Law) as a result of being a member of an affiliated, consolidated, combined, or unitary Tax group before the Closing Date; (3) any Taxes for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined under Section 7.02(a)(iii)(E)) of any Person that the Company or any Subsidiary of the Company are liable for as a transferee or successor or pursuant to a contract in effect as of prior to the Closing; and (4) the applicable portion of Transfer Taxes (and related interest and penalties) that the Sellers are obligated to pay under Section 7.02(c). For the avoidance of doubt, each Seller shall be responsible solely and only for paying such Seller’s Percentage Share of any such Losses described in this Section 10.02(b) actually suffered by any Buyer Indemnified Party, subject, in any event, to the applicable provisions and limitations of this Article X, and provided that the foregoing statement that each Seller shall be responsible solely and only for paying such Seller’s Percentage Share of any such Losses described in this Section 10.02(b) shall not limit any Buyer Indemnified Party’s ability to recover from the Escrow Account any amounts finally determined hereunder to be owed to such Buyer Indemnified Party pursuant to this Section 10.02(b) to the extent of the then remaining balance of the Escrow Account.

(c) Any amount finally determined hereunder to be owed by any of the Sellers to any Buyer Indemnified Party pursuant to Section 10.02(a), Section 10.02(b) (except as otherwise provided with respect to certain Losses under Section 10.02(b)(iii) as provided in the last sentence hereof) or Section 1.04 shall first be satisfied from any then remaining balance of the Escrow Amount held in escrow in the Escrow Account by the Escrow Agent, and such amount so finally determined hereunder to be owed shall be released to Buyer (for the benefit of the Buyer Indemnified Parties) from the then remaining balance of the Escrow Amount held by the Escrow Agent in the Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement; provided that with respect to any amount(s) owed by any particular Seller with respect to any Losses described in Section 10.02(a) or with respect to which any individual Seller is otherwise solely responsible, Buyer’s recourse to the Escrow Amount with respect to such amounts shall be limited solely to an amount not to exceed (on a cumulative basis) such Seller’s Percentage Share of the Escrow Amount. Any amount finally determined hereunder to be owed by the Sellers to any Buyer Indemnified Party pursuant to Section 10.02(b)(iii) shall first be satisfied from any then remaining balance of the Post-Closing Items Holdback Amount held in escrow in the Escrow Account by the Escrow Agent, and such amount so finally determined hereunder to be owed shall be released to Buyer (for the benefit of the Buyer Indemnified Parties) from the then remaining balance of the Post-Closing Items Holdback Amount held by the Escrow Agent in the Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement, and if the then remaining balance of the Post-Closing Items Holdback Amount is insufficient to satisfy such amount, such unpaid portion of such amount shall then be satisfied from the then remaining balance (if any) of the Escrow Amount in accordance with the first sentence of this Section 10.02(c).

(d) Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article X), the Sellers shall have no liability under Section 10.02(a) and/or Section 10.02(b) above, unless the aggregate of all Losses relating thereto for which the Sellers would be liable, but for this Section 10.02(d), exceeds on a cumulative basis $900,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible, up to the Cap; provided that the Sellers’ aggregate liability under this Section 10.02 shall in no event exceed an amount equal to $15,000,000 (the “Cap”); provided further that no claim for indemnification by the Buyer Indemnified Parties under this Section 10.02 may be asserted with respect to any individual Loss (or aggregated Losses arising out of the same facts, events or circumstances) where the amount that would otherwise be payable by the Sellers hereunder relating to such claim with respect to any such individual Loss (or aggregated Losses arising out of the same facts, events or circumstances) is less than $50,000 (the “Mini-Basket”), and, for the avoidance of doubt, if such claim does not exceed such amount of the Mini-Basket, the amount of such claim shall not be taken into account in determining whether or not or the extent to which the Deductible has been exceeded or reached; provided, however, that (1) the Deductible and the Mini-Basket shall not apply to any Losses for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.02(b)(iii), (2) the first $4.0 million of Losses (on a cumulative basis) for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.02(b)(iii) shall not be included in the computation of Losses subject to the Cap but any and all Losses in excess of such first $4.0 million of Losses for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.02(b)(iii) shall be included in the computation of Losses subject to the Cap and such Losses shall be taken into account in determining whether or not or the extent to which the Cap has been exceeded or reached (for example, if the Buyer Indemnified Parties are indemnified in the first year following the Closing for $5,000,000 of Losses under Section 10.02(b)(iii) and $2,000,000 of Losses under Section 10.02(b)(i) (after taking into account certain other Losses which were subject to the Deductible) and for no other Losses through such time, then the first $4.0 million of such Losses indemnified under Section 10.02(b)(iii) (determined on a cumulative basis) would not count towards the Cap, but the next $1.0 million of Losses thereunder (as well as any other Losses for which the Buyer Indemnified Parties may thereafter be entitled to indemnification under Section 10.02(b)(iii)) and the $2.0 million of Losses for which the Buyer Indemnified Parties were indemnified under Section 10.02(b)(i) (as well as any other Losses for which the Buyer Indemnified Parties may thereafter be entitled to indemnification under Section 10.02) would count towards the Cap, with the result that the $3.0 million of such Losses would be applied against the Cap, reducing the availability thereunder to $12,000,000), (3) the Deductible, the Cap and the Mini-Basket shall not apply to (x) any Losses for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.02(a) or Section 10.02(b) resulting from any breach of any representation or warranty or covenant that constitutes an act of fraud, (y) if it is finally determined under Section 1.04 that the Final Adjustment Amount is owed from the Sellers to Buyer, the payment by the Sellers (either directly or through the Escrow Amount) of the Final Adjustment Amount to Buyer, meaning that any Final Adjustment Amount so owed shall be paid in full, and any such payment shall not reduce the Cap, or (z) with respect to any particular Seller, any Losses for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.02(a) by such Seller as a result of a breach by such Seller of any of such Seller’s representations and warranties contained in Section 3.01 (Organization of Certain Sellers), Section 3.02 (Authority; Execution and Delivery; Valid and Binding Agreement) or Section 3.07 (Ownership of Shares) and (4) the Deductible and the Mini-Basket shall not apply to Losses for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.02(b)(iv). Notwithstanding any provision herein to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article X), (A) in no event shall the aggregate liability of any Seller for all Losses claimed by the Buyer Indemnified Parties against such Seller under this Agreement and/or in connection with the transactions contemplated hereby (other than to the extent expressly provided in the last proviso in the immediately preceding sentence (including with respect to the first $4.0 million of Losses (on a cumulative basis) for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.02(b)(iii) not counting towards the Cap), but in any event subject to clause (B) hereof) exceed in the aggregate such Seller’s Percentage Share of the Cap, and (B) in no event shall the aggregate liability of any Seller for all Losses claimed by the Buyer Indemnified Parties against such Seller under this Agreement and/or in connection with the transactions contemplated hereby for any reason exceed in the aggregate the proceeds received by such Seller from Buyer pursuant to this Agreement in exchange for such Seller’s Shares. For the avoidance of doubt, amounts paid out of the Escrow Amount on behalf of a Seller (as determined by the Seller Representative) shall, for all purposes hereof, be deemed to have been paid by such Seller.

(e) Notwithstanding any other provision in this Agreement to the contrary, none of the Sellers shall be liable to, or have any obligation to indemnify, the Buyer Indemnified Parties for any Losses (i) to the extent that an accrual for or reserve against any such Losses was or is included in the Financial Statements and/or Closing Statement (as finally determined pursuant to Section 1.04), and/or (ii) to the extent that such Losses result from or are increased by a failure of any Buyer Indemnified Party to mitigate damages in accordance with Section 10.03 below. Subject to the proviso at the end of this sentence, Buyer acknowledges and agrees (on behalf of itself and the other Buyer Indemnified Parties) that the indemnification provided by Section 10.02(a) and Section 10.02(b) constitutes the Buyer Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any exhibit, schedule (including the Disclosure Schedule) or certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby; provided that this sentence shall not limit any rights Buyer may have (y) under Section 13.14 or (z) under Article IX, including any right Buyer may have thereunder to pursue a claim for willful or knowing breaches of this Agreement as set forth in Section 9.02.

10.03 Mitigation; Related Matters.

(a) The Buyer Indemnified Parties shall use commercially reasonable efforts to mitigate all losses, costs, damages and expenses upon and after becoming aware of any event which could reasonably be expected to give rise to losses, costs, damages and expenses that are or may be indemnifiable under this Article X; provided, however, that this paragraph (a) shall not apply to Losses for which the Buyer Indemnified Parties are entitled to be indemnified under Section 10.02(b)(iv).

(b) The Buyer Indemnified Parties shall not be entitled to recover any Losses under Section 10.02 relating to any matter (i) arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties had already recovered Losses with respect to such matter pursuant to any other provisions of this Agreement or (ii) to the extent such matter has been included in the calculation of (or otherwise taken into account in determining) the Common Purchase Price or the Final Common Purchase Price (including, without limitation, by virtue of being included in the calculation of the Cash Amount, the Net Working Capital Amount and the Indebtedness Payoff Amount as determined pursuant to Section 1.04 hereof).

(c) Unless otherwise required by applicable Tax Law, each party shall treat any indemnification payment made pursuant to this Agreement as an adjustment to the Final Common Purchase Price for Tax purposes.

10.04 Indemnification by Buyer for the Benefit of Sellers.

(a) Subject to the applicable provisions of this Article X, after the Closing, Buyer shall indemnify the Seller Representative, each of the Sellers and each of their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses which any of the Seller Indemnified Parties actually suffer, sustain or incur arising out of or as a result of: (i) any breach of any representation or warranty of Buyer contained in this Agreement and/or (ii) any breach of any covenant or agreement set forth in this Agreement to be performed by Buyer and/or, from and after the Closing, the Company or any of its Subsidiaries.

(b) Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article X), Buyer shall have no liability under Section 10.04(a)(i) above, unless the aggregate of all Losses relating thereto for which Buyer would be liable, but for this Section 10.04(b), exceeds on a cumulative basis $900,000 (the “Buyer Deductible”), and then only to the extent such Losses exceed the Buyer Deductible, up to the Buyer Cap; provided that Buyer’s aggregate liability under Section 10.04(a)(i) shall in no event exceed an amount equal to $15,000,000 (the “Buyer Cap”); and provided further that no claim for indemnification by the Seller Indemnified Parties under Section 10.04(a)(i) may be asserted with respect to any individual Loss (or aggregated Losses arising out of the same or similar facts, events or circumstances) where the amount that would otherwise be payable by Buyer hereunder relating to such claim with respect to any such individual Loss (or aggregated Losses arising out of the same or similar facts, events or circumstances) is less than $50,000 (the “Buyer Mini-Basket”); provided, however, that the limitations set forth in this Section 10.04(b), including the Buyer Deductible, the Buyer Cap and the Buyer Mini-Basket, shall not apply to any Losses based upon, arising out of or as a result of (i) any breach of or inaccuracy in any of the representations and warranties contained in Section 4.01 (Organization and Authority), Section 4.02 (Authorization; Valid and Binding Agreement) and Section 4.05 (Brokerage), (ii) any act of fraud or willful misrepresentation or (iii) any breach or non-fulfillment of a covenant or agreement.

10.05 Manner of Payment. Unless required to be made earlier by any provision of this Agreement, any indemnification payment pursuant to this Article X shall be effected by wire transfer of immediately available funds from (or on behalf of) the applicable indemnifying party to an account designated by each applicable indemnified party within 21 days after the determination thereof.

10.06 Defense of Third Party Claims. Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to seek indemnification under Section 10.02 or Section 10.04 (an “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee desires to seek indemnification under this Article X, such Indemnitee shall notify each of the parties from whom such indemnification could be sought hereunder with respect to such claim (collectively, the “Indemnitor”) of such claim in writing promptly after receiving notice of such claim, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided however, that the fees and expenses of such counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor(s) under this Article X. With respect to any Third Party Claim with respect to which indemnification is sought against any of the Sellers hereunder, the Seller Representative may, at its option, on behalf of such Sellers, assume the defense of such Third Party Claim. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement, material injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. In all cases, the Indemnitee shall provide, and the Indemnitee shall cause its Affiliates to provide, their reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the written consent of the Indemnitor (which consent shall not be unreasonably withheld) if any Indemnitee is seeking or will seek indemnification hereunder with respect to such matter; it being understood and agreed, for the avoidance of doubt, that any such consent of the Indemnitor to any such consent to the entry of judgment or settlement shall not be deemed to be an admission or acknowledgement that any Indemnitee is entitled to indemnification hereunder with respect to any such Third Party Claim. The provisions of Section 7.02(d) shall govern with respect to the contest of any Tax Claim, and this Section 10.06 shall have no application to any Tax Claim.

10.07 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 10.02(a) or Section 10.02(b) shall be calculated net of (i) any Tax Benefit realized by Buyer, the Company, any of their respective Subsidiaries and/or any of their respective Affiliates on account of such Loss, and (ii) any insurance proceeds or other third party indemnification or reimbursement proceeds received by any of them on account of such Loss. If Buyer, the Company, any of their respective Subsidiaries and/or any of their respective Affiliates realizes a Tax Benefit and such Tax Benefit was not included in the computation of the Loss, Buyer shall within ten (10) days of filing the Tax Return claiming the Tax Benefit (or, if the Tax Benefit is in the form of a refund, within ten (10) days or receiving the refund from the Governmental Authority) pay to the Seller Representative (for distribution to the applicable Sellers) the amount of such Tax Benefit. Buyer shall, and shall cause the Company, their respective Subsidiaries and their respective Affiliates to, seek full recovery under all insurance policies and other third party agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery or a recovery under any other third party agreement or arrangement is made by Buyer, the Company, any of their respective Subsidiaries and/or any of their respective Affiliates with respect to any Loss for which any Buyer Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any costs of obtaining such recovery) shall be made promptly by Buyer to the Seller Representative (on behalf of the Person or Persons that provided such indemnity payments hereunder to the Buyer Indemnified Parties). The Sellers shall be subrogated to all rights of Buyer, the Company and its Subsidiaries in respect of any Losses indemnified by the Sellers.

10.08 Expiration of Indemnification. No Person shall be liable for any claim for indemnification under Section 10.02(a), Section 10.02(b), or Section 10.04 unless written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable Survival Period (which written notice must be accompanied by, in the case such claim for indemnification is being made by reason of a Third Party Claim, a copy of the written notice of the third party claimant), in which case the representation, warranty, covenant or agreement which is the subject of such claim for indemnification shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally ascertained or finally determined at the time the notice is given.

10.09 Limitation on Recourse.

No claim shall be brought or maintained by any Buyer Indemnified Party, any of their Subsidiaries or any of their respective successors or permitted assigns against any present or former officer, partner, director, employee or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto (including the Disclosure Schedule) or any certificate delivered hereunder. After the consummation of the Closing, no party may seek the rescission of the transactions contemplated by this Agreement.

10.10 Tax Matters.

In addition to the other limitations under this Article X applicable to the Sellers obligation to pay or indemnify for Taxes, no Seller shall be required under any applicable provision of this Agreement to pay or indemnify any Buyer Indemnified Party for the following: (1) any Tax (or related Loss) to the extent such Tax relates to a Post-Closing Tax Period (or portion of a Straddle Period beginning on the day after the Closing Date as determined under Section 7.02(a)(iii)(E)); (2) any Tax (or related Loss) to the extent such Tax is accrued as a current liability (or offset to a current asset) in the Net Working Capital; (3) Buyer’s allocable share of any Transfer Tax (and related interest and penalties) as determined pursuant to Section 7.02(c); and (4) any Tax (or related Loss) to the extent such Tax resulted from any breach by Buyer of any covenant or other agreement in Section 7.02.

10.11 Certain Post-Closing Items.

From and after the Closing, Buyer and Sellers acknowledge and agree, for the avoidance of doubt, that (subject to the applicable limitations and provisions set forth in this Article X) Section 10.11(b) of the Disclosure Schedule (and the provisions and procedures contained therein) shall apply with respect to the administration, handling and resolution of the Post-Closing Items as if fully set forth in this Article X. Without limiting the foregoing, Buyer agrees to cause the Company and its Subsidiaries to comply with the applicable provisions of Section 10.11(b) of the Disclosure Schedule.

ARTICLE XI

SELLER REPRESENTATIVE

11.01 Designation; Authorization. Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney in fact for such Seller for all purposes of this Agreement and the Escrow Agreement (including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder or pursuant to the Escrow Agreement to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as Buyer shall reasonably request; (v) to take all actions and make all determinations on behalf of any of the Sellers with respect to the negotiation, defense and/or settlement of any indemnification claims by any Person against such Seller pursuant to Article X hereof; (vi) to engage attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees and expenses related thereto; (vii) to negotiate, settle, compromise and otherwise handle any claims for, or disputes involving, any purchase price adjustment under Section 1.04 hereof; (viii) to take actions the Seller Representative is authorized or permitted to take pursuant to the provisions of this

Agreement and the Escrow Agreement; (ix) to take any other actions incidental to any of the foregoing; and (x) with the consent of the Required Sellers, to do each and every other act and exercise any and all other rights which such Seller is, or the Sellers collectively are, permitted or required to do or exercise under this Agreement (it being understood and agreed that the consent of the Required Sellers is not required with respect to any of the actions described in the foregoing clauses (i) through (ix)). Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Seller Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that the Seller Representative shall not take any such action where any single Seller would be held liable for a Loss under Section 10.02(a) (without such Seller’s written consent). At the Closing, Buyer shall deliver the Seller Representative Reserve Amount to the Seller Representative in accordance with Section 1.03(b)(v) hereof, which amount, the Sellers authorize and agree, may be used by the Seller Representative to (i) cover, reimburse and pay fees and expenses incurred by the Seller Representative in its capacity as the Seller Representative in connection with this Agreement and the transactions contemplated hereby and/or (ii) serve as an initial source of funds to satisfy certain obligations of the Sellers under this Agreement (to the extent amounts are available in the Seller Representative Reserve Amount to pay any such obligations and the Seller Representative has determined to have such obligations paid out of the Seller Representative Reserve Amount rather than by the Sellers directly); it being understood and agreed that the aforementioned Seller Representative Reserve Amount shall in no way limit any of the obligations of the Sellers under this Agreement (including the obligations of the Sellers to the Seller Representative under this Article XI hereof). At such time as the Seller Representative determines that the Seller Representative Reserve Amount is no longer necessary but in no event later than the one year anniversary of the Closing Date (and without limiting any of the obligations of the Sellers under this Agreement (including the obligations of the Sellers to the Seller Representative under this Article XI hereof)), any then remaining balance of the Seller Representative Reserve Amount shall be distributed by the Representative to the Sellers based on their respective Percentage Shares.

11.02 Authority; Indemnification. Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Seller Representative, on behalf of such Seller, pursuant to Section 11.01 above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees that the Seller Representative, as the Seller Representative, shall have no liability to Buyer for any Authorized Action. Each Seller hereby severally (based on such Seller’s Percentage Share), for itself only and not jointly and severally, agrees to indemnify and hold harmless the Seller Representative against (x) any and all losses, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the Seller Representative by reason of the fact such Person is or was acting as the Seller Representative pursuant to the terms of this Agreement and/or the Escrow Agreement (including in connection with any action, suit or proceeding against or involving the Seller Representative in its capacity as such) and (y) any and all fees, costs and expenses incurred by the Seller Representative in connection with the performance of its duties hereunder or thereunder. For the avoidance of doubt, (a) each of the Sellers acknowledge and agree that none of the limitations on indemnification recovery set forth in Article X shall apply to, affect or otherwise limit any of the obligations of the Sellers to the Seller Representative under this Article XI and (b) in no event shall the aggregate liability of any Seller for indemnification under this Section 11.02 exceed the gross proceeds received by such Seller pursuant to this Agreement.

11.03 Exculpation. The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Seller Representative shall not be liable to any Seller for any action taken or omitted by the Seller Representative or any agent employed by the Seller Representative hereunder or under any other document entered into in connection herewith, except that the Seller Representative shall not be relieved of any liability imposed by law for fraud, willful misconduct or gross negligence. The Seller Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

ARTICLE XII

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Class A Preferred Purchase Price” means the product of (x) the Class A Preferred Per Share Price multiplied by (y) the aggregate number of shares of Class A Preferred Stock outstanding as of immediately prior to the Closing. The Closing Payment Estimate shall set forth the Aggregate Class A Preferred Purchase Price.

“Aggregate Class B Preferred Purchase Price” means the product of (x) the Class B Preferred Per Share Price multiplied by (y) the aggregate number of shares of Class B Preferred Stock outstanding as of immediately prior to the Closing. The Closing Payment Estimate shall set forth the Aggregate Class B Preferred Purchase Price.

“Aggregate Class C Preferred Purchase Price” means the product of (x) the Class C Preferred Per Share Price multiplied by (y) the aggregate number of shares of Class C Preferred Stock outstanding as of immediately prior to the Closing. The Closing Payment Estimate shall set forth the Aggregate Class C Preferred Purchase Price.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Anti-Trust Laws” means, collectively, the HSR Act and the other competition or anti-trust related legal or regulatory requirements of any Governmental Authorities.

“Applicable Reduction Amount” means $755,200.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, the aggregate amount of all cash, cash equivalents and marketable securities of or held by the Company and/or any of its Subsidiaries, in each case, as of 11:59 p.m. (San Lorenzo (California) time) on the day immediately preceding the Closing Date, calculated in accordance with the Company’s Accounting Practices and Procedures.

“Class A Preferred Per Share Price” means the Class A Liquidation Value (as defined in the Company Charter) of a share of Class A Preferred Stock outstanding as of immediately prior to the Closing, plus all dividends on such share that are accrued and unpaid as of immediately prior to the Closing. The Closing Payment Estimate shall set forth the Class A Preferred Per Share Price.

“Class B Preferred Per Share Price” means the Class B Liquidation Value (as defined in the Company Charter) of a share of Class B Preferred Stock outstanding as of immediately prior to the Closing, plus all dividends on such share that are accrued and unpaid as of immediately prior to the Closing. The Closing Payment Estimate shall set forth the Class B Preferred Per Share Price.

“Class C Preferred Per Share Price” means the Class C Liquidation Value (as defined in the Company Charter) of a share of Class C Preferred Stock outstanding as of immediately prior to the Closing, plus all dividends on such share that are accrued and unpaid as of immediately prior to the Closing. The Closing Payment Estimate shall set forth the Class C Preferred Per Share Price.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Transaction Expenses” shall mean, without duplication of amounts, all fees and expenses of the Company and its Subsidiaries (i) to Houlihan Lokey Capital, Inc. for investment banking services to the Company and its Subsidiaries, (ii) to Winston & Strawn LLP for legal services to the Seller Representative, the Company and its Subsidiaries, (iii) to Nijman Franzetti LLP for legal services to the Seller Representative, the Company and its Subsidiaries and (iv) to White & Case LLP for legal services to SAC Capital Advisors, in each case for clauses (i) – (iv) of the foregoing to the extent incurred prior to the Closing in connection with the transactions contemplated by this Agreement and to the extent unpaid as of the Closing Date; provided that, for the avoidance of doubt, in no event shall “Company Transaction Expenses” be deemed to include any fees and expenses owed, paid or payable to any Person to the extent relating to Buyer’s and/or any of its Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Buyer and/or any of its Affiliates.

“Company’s Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company in the preparation of the Interim Financial Statements.

“Confidential Information” means any confidential proprietary information of the Company and its Subsidiaries concerning the business operations of the Company and its Subsidiaries that is not generally available to the public (whether as of the date hereof or as of any date hereafter). With respect to any particular Seller, the term “Confidential Information” does not include information that (i) was, is or is subsequently independently developed by such Seller without any reference to the Confidential Information, (ii) was in such Seller’s possession prior to it being furnished to such Seller by the Company or any of its Subsidiaries, provided that the source of such information was not, to such Seller’s knowledge, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company and its Subsidiaries with respect to such information, (iii) was, is or becomes available to, or was, is or is subsequently acquired by, such Seller on a non-confidential basis from a source other than the Company and its Subsidiaries if such source was not, to such Seller’s knowledge, bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to such information or (iv) was or is generally known or generally or readily available to the public or which becomes so known or available (other than as a result of a breach by such Seller of Section 7.06(a)).

“Disclosure Schedule” means the disclosure schedule delivered by the Company and the Sellers to Buyer on the date hereof, as amended, updated, supplemented or restated from time to time in accordance with Section 13.13.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement, in each case, that is maintained or contributed to by the Company or its Subsidiaries on behalf of their employees, or to which the Company or its Subsidiaries may reasonably be expected to have any liability by virtue of having an ERISA Affiliate, excluding, for the avoidance of doubt, any Multiemployer Plan.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Laws” means all applicable federal, state and local Laws concerning emissions, pollution of the environment, discharges, handling, transportation, storage, disposal, distribution, processing, releases or threatened releases, cleanup or the manufacture or use of Hazardous Materials, as the foregoing are enacted and in effect on or prior the Closing Date.

“ERISA Affiliate” means an entity that would be treated as a single employer with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account established by the Escrow Agent to hold the Escrow Amount and the Post-Closing Items Holdback Amount and any earnings thereon pursuant to the Escrow Agreement.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means the Escrow Agreement, substantially in the form of Section 12.01(c) of the Disclosure Schedule, to be entered into among Buyer, the Seller Representative and the Escrow Agent at the Closing.

“Escrow Amount” means $10,000,000.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Fundamental Representations” means the representations and warranties contained in Section 2.01 (Organization and Corporate Power), Section 2.02 (Subsidiaries), Section 2.03(a) (Authorization; Valid and Binding Agreement), Section 2.04 (Capitalization), Section 2.19 (Brokerage), Section 3.01 (Organization of Certain Sellers), Section 3.02 (Authority; Execution and Delivery; Valid and Binding Agreement), Section 3.05 (Brokerage), Section 3.07 (Ownership of Shares), Section 4.01 (Organization and Authority), Section 4.02 (Authorization; Valid and Binding Agreement), and Section 4.05 (Brokerage).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision thereof, or any federal, state, local or foreign court or arbitrator.

“Hazardous Materials” means any substance that is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “air pollutant or contaminant,” “hazardous air pollutant,” “pesticide,” “chemical substance or mixture,” “toxic chemical,” “petroleum,” “asbestos,” “polychlorinated biphenyls,” “pollutant” or “contaminant” under the federal Comprehensive Environmental Response Compensation and Liability Act; the Toxic Substances Control Act; the Resource Conservation Recovery Act; the Clean Water Act; the Safe Drinking Water Act; the Clean Air Act; and any analogous and applicable Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax” means any federal, state, local, or foreign income Tax measured by or imposed on net income or earnings (and any franchise Tax or Tax on doing business imposed in lieu thereof) and any related Tax in the form of penalties or interest.

“Income Tax Return” means any return, declaration, report, claim for refund, information return or statement (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Income Tax or the administration of any Laws, regulations or administrative requirements relating to any Income Tax.

“Indebtedness” means, without duplication, the sum of (i) all obligations of the Company and its Subsidiaries for indebtedness for borrowed money (excluding, for the avoidance of doubt, any trade payables, accounts payable and other current liabilities) and any accrued interest or prepayment premiums related thereto, (ii) all obligations of the Company and its Subsidiaries for indebtedness for borrowed money evidenced by bonds, debentures or promissory notes, (iii) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP, (iv) all Indebtedness of any Person (other than the Company or any of its Subsidiaries) of the type of referred to in clauses (i), (ii) and (iii) above guaranteed by the Company or any of its Subsidiaries and (v) all net payment obligations of the Company or any of its Subsidiaries under any interest rate swap agreements or interest rate hedge agreements to which the Company or any of its Subsidiaries is party; provided that, notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include any (a) liabilities or obligations of the Company or any of its Subsidiaries in respect of any letter of credit, performance bond, surety bond, sureties or similar obligation issued by or on behalf of the Company or any of its Subsidiaries, whether issued in connection with any customer or supplier contracts, proposals or otherwise, (b) intercompany accounts, payables or loans of any kind or nature between or among any of the Company and/or any of its Subsidiaries, (c) liabilities or obligations of the Company or any of its Subsidiaries in respect of deferred rent or deferred compensation, (d) liabilities or obligations of the Company or any of its Subsidiaries relating to Buyer’s and/or any of its Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Buyer and/or any of its Affiliates and (e) any other liabilities or obligations that are included in the calculation of the Net Working Capital.

“Indebtedness Payoff Amount” means the amount (without duplication of amounts) required to repay all Indebtedness of the Company and its Subsidiaries outstanding as of 11:59 p.m. (San Lorenzo (California) time) on the day immediately preceding the Closing Date. The foregoing shall be determined on a consolidated basis for the Company and its Subsidiaries.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Law” means, with respect to any particular Person, any constitution, law, ordinance, principle of common law, code, rule, regulation, statute, act, treaty, or order of general applicability of any Governmental Authority applicable to such Person, including rules and regulations promulgated thereunder which are applicable to such Person. For purposes of the application of this definition in Section 2.13(a)(i), “Person” shall include Employee Benefit Plan and Multiemployer Plan.

“Liens” means any lien, mortgage, pledge, security interest, conditional sale or other title retention agreement or encumbrance.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which the Company or any of its Subsidiaries contributes.

“Material Adverse Effect” means any effect or change, alone or in the aggregate with other effects or changes, that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include any of the following: (a) changes to the industry or markets in which the business of the Company and its Subsidiaries operates that do not have a materially disproportionate effect on the business of the Company and its Subsidiaries relative to other entities in their industries and markets; (b) the announcement of the transactions contemplated herein; (c) general economic, regulatory or political conditions or changes; (d) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (e) military action or any act of terrorism; (f) changes in Laws or GAAP after the date hereof; (g) compliance with the terms of this Agreement or with any request of Buyer and/or (h) any event, occurrence or item set forth in the Disclosure Schedule. Buyer acknowledges that there could be a disruption to the Company’s and its Subsidiaries’ business as a result of the execution of this Agreement, the announcement by Buyer of its intention to purchase the Company and its Subsidiaries or the announcement of the Sellers of their intention to sell the Company and the Subsidiaries, and the consummation of the transactions contemplated hereby, and Buyer agrees that such disruption does not and shall not constitute a Material Adverse Effect.

“Net Working Capital” means the excess of (i) the consolidated receivables, inventory and other current assets of the Company and its Subsidiaries over (ii) the consolidated current accounts payable (including all Taxes for a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) that have accrued as of the Closing Date (but only including the Sellers’ allocable share of any Transfer Taxes as provided in Section 7.02(c)), current accrued expenses and other current liabilities of the Company and its Subsidiaries, in each case determined in accordance with GAAP applied using the Company’s Accounting Practices and Procedures; provided that, notwithstanding anything in this Agreement or Section 12.01(e) of the Disclosure Schedule to the contrary, for purposes of calculating “Net Working Capital”, (x) in no event will the determination of “Net Working Capital” include (1) any intercompany accounts, (2) any Company Transaction Expenses, (3) any Indebtedness, (4) any liabilities or obligations of the Company or any of its Subsidiaries in respect of letters of credit, performance bonds, sureties or similar instruments or arrangements, (5) any fees, expenses or other liabilities of the Company or any of its Subsidiaries relating to Buyer’s and/or any of its Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Buyer and/or any of its Affiliates, (6) any Cash on Hand, (7) any asset or liability for deferred Tax items, (8) any accruals or reserves for any Tax liabilities in accordance with Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” or any other GAAP methodologies that require the accrual for contingent or uncertain Tax positions, (9) any liabilities of the Company or any of its Subsidiaries for or related to deferred compensation and/or deferred rent, (10) any liabilities of the Company or any of its Subsidiaries for or related to any management incentives, profit sharing, bonuses and/or similar compensation and/or (11) any of the other assets or liabilities described on Section 12.01(d) of the Disclosure Schedule under the heading “Excluded Assets and Liabilities”, and (y) for purposes of determining accruals for Taxes to be included in the Net Working Capital, the parties shall assume all Tax Returns relating to a Pre-Closing Tax Period (or a Straddle Period) shall be prepared in accordance with all current practices, procedures, and accounting methods of the Company and its Subsidiaries and in accordance with the conventions provided for in Section 7.02(a)(iii) (without regard to the $50,000 threshold provided for in Section 7.02(a)(iii)(D)), except that all Transaction Deductions shall be treated as deductible in the portion of the Pre-Closing Tax Period ending at 11:59 p.m. (San Lorenzo (California) time) on the day immediately preceding the Closing Date such that all tax benefits arising as a result of or in connection with such Transaction Deductions shall be recognized on a dollar-for-dollar basis in the calculation of the Net Working Capital Amount either as a reduction in current liabilities or as an increase in current assets. For the avoidance of doubt, but subject to the application of the proviso in the preceding sentence, “Net Working Capital” shall be calculated in a manner consistent with the sample calculation set forth on Section 12.01(e) of the Disclosure Schedule.

“Net Working Capital Amount” means the Net Working Capital of the Company and its Subsidiaries as of 11:59 p.m. (San Lorenzo (California) time) on the day immediately preceding the Closing Date.

“Per Common Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Closing.

“Percentage Share” means, with respect to a particular Seller, the product (expressed as a percentage) of (i) the Per Common Share Portion and (ii) the sum of the number of shares of Common Stock held by such Seller immediately prior to the Closing. Section 12.01(b) of the Disclosure Schedule sets forth the Percentage Share for each Seller (as the same may be amended from time to time by the Seller Representative (only with the prior written consent of each of the Required Sellers) to reflect the actual equity holdings of the Sellers as of immediately prior to the Closing); provided that the aggregate Percentage Shares of all of the Sellers shall total one hundred percent (100%) at all times.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights issued by any Governmental Authority pursuant to applicable Laws.

“Permitted Liens” means (i) Liens in respect of Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or any of its Subsidiaries; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business that are not delinquent and would not, in the aggregate, have a Material Adverse Effect; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any of the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record or otherwise disclosed on title surveys affecting any of the real property subject to the Real Property Leases which do not materially impair the occupancy or use thereof for the purposes for which it is currently used or proposed to be used by the Company and its Subsidiaries in connection with the Company’s and its Subsidiaries’ businesses; (v) those Liens set forth on Section 12.01(a) of the Disclosure Schedule; and (vi) Liens created as a result of any action taken by Buyer or any of its Affiliates, including any Lien granted to any lender by Buyer or any of its Affiliates at or about the Closing in connection with any financing by Buyer or any of its Affiliates of the transactions contemplated hereby.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Post-Closing Items Holdback Amount” means $2,000,000.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Post-Closing Tax Period” means any taxable period that begins on or after the Closing Date.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975 for which there is not an applicable exemption.

“Required Sellers” means, collectively, Tricor (Tharco) 2009 Equity Holdings, L.P., S.A.C. Domestic Capital Funding, Ltd., and S.A.C. Offshore Capital Funding, Ltd.

“Seller Contribution Agreement” means that certain Seller Contribution Agreement, dated of even date herewith, by and among the Sellers and the Seller Representative.

“Seller Representative Reserve Amount” means an amount equal to $500,000.

“Shares” means the issued and outstanding shares of Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary or Subsidiaries” means, with respect to any Person, any entity with respect to which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Target Net Working Capital Amount” means $26,872,077.

“Tax” or “Taxes” means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Authority, or any interest, or any penalties, incurred under applicable Laws with respect to taxes.

“Tax Benefit” shall mean any net reduction in Taxes payable to a Governmental Authority or any increase in any Tax refund receivable from a Governmental Authority (including any related interest). To the extent that under applicable income Tax Law an Indemnified Party is required to treat an indemnification payment as income, the amount of the Tax Benefit shall be reduced to account for any adverse Tax consequences realized by the Indemnified Party as a result of the receipt of the indemnity payment.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, information return or statement (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transaction Deductions” means without duplication any Income Tax deduction permitted to the Company or any Subsidiary of the Company under applicable Law attributable to (i) Company Transaction Expenses or other similar expenses paid on or prior to the Closing Date or included in the computation of the Indebtedness or the Net Working Capital; (ii) any success bonuses, sales bonuses, change in control payments, severance payments, retention payments, stay bonuses, stock appreciation right payments, “phantom stock” payments, or similar payments (and all related employment Taxes) paid by the Company or any Subsidiary of the Company on or around the Closing Date or included in the computation of the Net Working Capital, the Indebtedness Payoff Amount or the Company Transactions Expenses; (iii) any fees, expenses, and interest (including amounts treated as interest for Income Tax purposes) that were incurred in connection with the Indebtedness (or payment thereof) or included in the computation of the Net Working Capital, the Indebtedness Payoff Amount or the Company Transactions Expenses; and (iv) any bonuses or other compensation accrued in the Net Working Capital that are not deductible until after the Closing Date. The amount of the Transaction Deductions will be computed assuming the Escrow Amount and the Post-Closing Items Holdback Amount each has been paid in full to the Sellers.

“Tricor Seller” means, collectively, Tricor (Tharco) Equity Holdings, L.P. and Tricor (Tharco) 2009 Equity Holdings, L.P.

12.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Agreement	Preamble
Audited Financial Statements	2.05
Authorized Action	11.02
Buyer	Preamble
Buyer Cap	10.04(b)
Buyer Confidentiality Agreement	7.06(b)
Buyer Deductible	10.04(b)
Buyer Mini-Basket	10.04(b)
Buyer Indemnified Parties	10.02(a)
Buyer’s Representatives	5.02
Cap	10.02(d)
Class A Preferred Stock	Recitals
Class B Preferred Stock	Recitals
Class C Preferred Stock	Recitals
Closing	1.03(a)
Closing Date	1.03(a)
Closing Payment Estimate	1.01(a)
Closing Statement	1.04(a)(i)
Common Purchase Price	1.01(b)
Common Stock	Recitals
Company	Preamble
Company Permit	2.20
Confidentiality Agreement	6.06
Constitutive Documents	6.02(a)
Covered Person	6.02(a)
Deductible	10.02(d)
ERISA	2.13(a)(i)
Escrow Claim	1.03(b)(vi)
Estimated Cash on Hand	1.01(a)
Estimated Indebtedness Payoff Amount	1.01(a)
Estimated Net Working Capital Amount	1.01(a)
Excluded Events	7.08(a)
Final Adjustment Amount	1.04(c)
Final Common Purchase Price	1.04(c)
Financial Statements	2.05
Indemnitee	10.06
Indemnification Notice	10.06
Indemnitor	10.06
Independent Auditor	1.04(a)(ii)
Interim Financial Statements	2.05
Latest Balance Sheet	2.05
Leased Real Property	2.08(a)
Losses	10.02(a)
Material Consents	5.07
Material Contract	2.10(b)
Mini-Basket	10.02(d)
New Plans	6.05
NF	12.01
Objections Statement	1.04(a)(i)
Old Plans	6.05

Post-Closing Items	10.02(b)
Real Property Leases	2.08(a)
Registration Rights Agreement	7.08(b)
Securities Act	4.06
Seller Indemnified Parties	10.04
Seller Representative	Preamble
Seller(s)	Preamble
Shareholders Agreement	7.08(b)
Survival Period	10.01
the Company’s knowledge	13.03
Tax Contests	7.02(d)(i)
Third Party Claim	10.06
Transfer Taxes	7.02(c)
2009 – 2008 Auditeds	2.05
2010 – 2009 Auditeds	2.05
WARN Act	2.18
W&S	13.17

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Communications. The Buyer (on behalf of itself and its Affiliates), the Sellers, and the Company agree that no press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto (including for this purpose, in the case of Buyer, any Affiliate of Buyer) without the joint approval of Buyer and the Seller Representative, unless otherwise required by or reasonably advisable in order to comply with any applicable Law or any applicable stock exchange requirements, in which case Buyer and the Seller Representative shall have the right to review and comment upon such press release or public announcement or public disclosure prior to its issuance; provided that the party required to take such action shall in its reasonable discretion control the content of any such release or announcement.

13.02 Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided that (i) if the Closing occurs, Buyer shall be responsible for and shall pay or cause to be paid all of the Company Transaction Expenses deducted from the definition of the “Common Purchase Price” pursuant to clause (I) of the definition thereof and (ii) if the Closing occurs, the Sellers shall be responsible for any Company Transaction Expenses that are not deducted from the definition of the “Common Purchase Price” pursuant to clause (I) or which are not otherwise paid by or on behalf of the Company and/or any of its Subsidiaries at or prior to the Closing. Buyer will pay any and all costs and expenses relating to filings under Anti-Trust Laws and any other filings and consents required in connection with the transactions contemplated by this Agreement.

13.03 Company Knowledge. For purposes of this Agreement, the term “the Company’s knowledge” or similar phrases as used herein with respect to the Company shall mean, and shall be limited to, the actual knowledge of each of the following individuals (after reasonable inquiry of their direct internal reports listed on Section 13.03 of the Disclosure Schedule): Oscar B. Fears and Marvin S. Press.

13.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (in each case to the intended recipient) when personally delivered to the intended recipient, one day after deposit with Federal Express or similar overnight courier service for delivery to the intended recipient or three days after being mailed to the intended recipient by first class mail, return receipt requested and postage prepaid. Notices, demands and communications to each Seller shall, unless another address is specified in writing, be sent to the address indicated for such Seller on Section 13.04 of the Disclosure Schedule attached hereto, and notices, demands and communications to Buyer, the Company, and the Seller Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Buyer, or, following the Closing, the Company:

Boise Paper Holdings, L.L.C.

1111 W. Jefferson St.

Boise, ID 83702

Attn: General Counsel

Fax: (208) 384-7945

Notices to the Seller Representative and, prior to Closing, the Company:

Tricor (Tharco) Equity Holdings, Inc.

c/o Tricor Pacific Capital, Inc.

One Westminster Place

Suite 100

Lake Forest, IL 60045

Attn: Managing Director

Fax: (847) 295-4243

with a copy (which shall not constitute notice or service of process) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attn: Andrew J. McDonough

Fax: (312) 558-5700

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above by personal delivery, messenger service, ordinary mail and/or facsimile transmission; provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.

13.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party hereto may assign, delegate or otherwise transfer any of such party’s rights or obligations under this Agreement without the written consent of the Seller Representative and Buyer; and provided, further, that Buyer may, without the written consent of the Seller Representative, assign its rights under this Agreement to one or more of its Affiliates or its direct or indirect wholly-owned Subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of Seller Indemnified Parties, Covered Persons and Persons to whom such Company Transaction Expenses are owed (including, without limitation, Section 1.03, Section 6.02, Section 6.05, Section 7.01, Section 10.09, and this Section 13.05), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.

13.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

13.08 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

13.09 Amendment and Waiver. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only in a writing signed by Buyer, the Company, the Seller Representative and each of the Required Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.10 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement, the Disclosure Schedule, the Seller Contribution Agreement and the Escrow Agreement ) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

13.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronic pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.12.

13.13 Disclosure Schedule. The disclosures in the Disclosure Schedule concerning the Company and/or any of its Subsidiaries are to be taken as relating to the representations and warranties of the Company and its Subsidiaries as a whole, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Disclosure Schedule; provided that the relevance of any disclosure to any section not so specified is reasonably apparent. The inclusion of information in the Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company, any of its Subsidiaries and/or any Seller. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy involving any of the parties hereto as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. Prior to the Closing, each of the Seller Representative and the Company shall have the right from time to time to supplement, modify and/or update the Disclosure Schedule to ensure the correctness thereof and/or to disclose to Buyer any exceptions to or variances from the representations and warranties in Articles II and/or III. Any such supplements, modifications and updates shall not affect the obligations of Buyer under Section 8.01(a) hereof to consummate the transactions contemplated hereby; provided that, with respect to any such supplement, modification or update that reflects facts, circumstances or events occurring or arising after the date hereof, (x) the delivery of any such supplement, modification or update will be deemed to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of such exception or variance or incorrectness and (y) neither the Company nor any of the Sellers shall be deemed to be in breach of any representation, warranty, covenant or agreement hereunder with respect to the information disclosed in any such supplement, modification or update. References to the Disclosure Schedule shall be references to the Disclosure Schedule as so supplemented, modified and/or updated.

13.14 Specific Performance. Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Sellers hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, Buyer agrees that the Sellers shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the obligations of Buyer hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

13.15 Governing Law; Jurisdiction.

(a) All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois.

(b) Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois or any Illinois State court sitting in Chicago, Illinois, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.04 shall be deemed effective service of process on such party.

13.16 Understanding Among Sellers. The determination of each Seller to sell Shares pursuant to this Agreement has been made by such Seller independent of any other Seller and the Seller Representative and independent of any statements or opinions as to the advisability of such sale or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Seller, the Seller Representative or by any agent or employee of any other Seller or the Seller Representative.

13.17 Legal Representation; Related Matters. It is acknowledged by each of the parties hereto that the Company, each Tricor Seller and the Seller Representative have retained Winston & Strawn, LLP (“W&S”) and Nijman Franzetti LLP (“NF”) to act as their counsel in connection with the transactions contemplated hereby and that neither W&S nor NF has acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of W&S or NF for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises after the Closing between Buyer, on the one hand, and any Tricor Seller and/or the Seller Representative, on the other hand, W&S or NF may represent the Tricor Sellers and the Seller Representative in such dispute even though the interests of a Tricor Seller or Seller Representative may be directly adverse to Buyer, the Company or any of the Company’s Subsidiaries, and even though W&S or NF may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of its Subsidiaries.

Buyer further agrees that, as to all communications among W&S or NF and the Company, the Subsidiaries, any Tricor Seller and/or the Seller Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller Representative and may be controlled by the Seller Representative and shall not pass to or be claimed by Buyer, the Company or any of the Company’s Subsidiaries. Notwithstanding the foregoing, following the Closing (if the Closing occurs), except in connection with a dispute involving a party to this Agreement after the Closing, the Company and the Subsidiaries may assert the attorney-client privilege (with the consent of the Seller Representative (not to be unreasonably withheld)) to prevent disclosure to a third party of confidential communications between W&S or NF and the Company; provided, however, that neither the Company nor any of its Subsidiaries may waive such privilege without the prior written consent of the Seller Representative.

13.18 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party hereto, all out-of-pocket fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing party in prosecuting or defending (as applicable) such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

THARCO PACKAGING, INC.

By:	/s/ Bradley S. Seaman
Name: Bradley S. Seaman
Its: Vice President

BUYER:

BOISE PAPER HOLDINGS, L.L.C.

By:	/s/ Alexander Toeldte
Name: Alexander Toeldte
Its: President and CEO

SELLER REPRESENTATIVE:

TRICOR (THARCO) EQUITY HOLDINGS, INC.

By:	/s/ Bradley S. Seaman
Name: Bradley S. Seaman
Its: Vice President

SELLERS:

TRICOR (THARCO) EQUITY HOLDINGS, L.P.

By:	Tricor (Tharco) Equity Holdings, Inc.
Its:	General Partner

By:	/s/ Bradley S. Seaman
Name: Bradley S. Seaman
Its: Vice President

Signature Page to

Stock Purchase Agreement

TRICOR (THARCO) 2009 EQUITY HOLDINGS, L.P.

By:	Tricor (Tharco) Equity Holdings, Inc.
Its:	General Partner

By:	/s/ Bradley S. Seaman
Name: Bradley S. Seaman
Its: Vice President

/s/ Oscar B. Fears
Oscar B. Fears

/s/ Marvin S. Press
Marvin S. Press

/s/ David T. Aitchison
David T. Aitchison

/s/ Daniel E. Lancaster
Daniel E. Lancaster

/s/ Jess L. Caponigro
Jess L. Caponigro

/s/ Christopher Sorensen
Christopher Sorensen

/s/ Robert P. Perez
Robert P. Perez

/s/ Edwin T. Pulley
Edwin T. Pulley

Continuation of Signature Page to

Stock Purchase Agreement

BLACKSTONE FI MEZZANINE PARTNERS (CAYMAN) L.P.

By:	Blackstone FI Mezzanine Associates (Cayman) L.P.
Its:	General Partner

By:	Blackstone Mezzanine GP L.L.C.
Its:	General Partner

By:	/s/ Marisa J. Beeney
Marisa J. Beeney
Its:	Authorized Signatory

BLACKSTONE MEZZANINE HOLDINGS L.P.

By:	BMP Side-by-Side GP L.L.C.
Its:	General Partner

By:	/s/ Marisa J. Beeney
Marisa J. Beeney
Its:	Authorized Signatory

Continuation of Signature Page to

Stock Purchase Agreement

S.A.C. DOMESTIC CAPITAL FUNDING, LTD.

By:	/s/ Peter Nussbaum
Name: Peter Nussbaum
Title: Authorized Person

S.A.C. OFFSHORE CAPITAL FUNDING, LTD.

By:	/s/ Mora Goddard
Name: Mora Goddard
Title: Director

Continuation of Signature Page to

Stock Purchase Agreement